UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

ALLTECH INTERNATIONAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	92-0188857
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2051 Waukegan Road, Deerfield, IL	60015
(Address of principal executive offices)	(Zip Code)

(847) 948-8600

(Issuer’s Telephone Number)

Securities to be registered under Section 12(b) of the Act:

National Association of Securities Dealers Automated Quotation

Name of Each Exchange on Which Each Class is to be Registered

Common Stock, $0.001 par value

Title of Each Class to be so Registered

Securities to be registered under Section 12(g) of the Act:

NONE

ITEM 1.

DESCRIPTION OF BUSINESS

(a) Introduction

Alltech International Holdings, Inc. (the “Company” or “Alltech”) is a corporation organized under the laws of the State of Delaware. References to the business of the Company include the business of the Company’s wholly owned subsidiary, Alltech Associates, Inc., an Illinois corporation (“Associates”).

Associates was incorporated in Illinois in 1970 and commenced operations in 1971. The majority shareholder, Richard A. Dolan (“Dolan”), was the founder of Associates and has been its chief executive officer since it commenced operations. At least six senior executives, including the president have been with Associates in excess of twenty years.

Alltech was incorporated in October 2002. However, no shares were issued until Janaury 2003.

In January of 2003, Alltech and the shareholders of Associates consummated a transaction whereby 100% of the Associates shareholders exchanged all of their shares for a proportionate number of Alltech shares. As a result of the transaction, Associates became a wholly-owned subsidiary of Alltech.

Following the stock exchange, Alltech entered into a merger transaction with U.S. Consolidated Industries, Inc., a Utah corporation (“USCI”). At the time of the merger, USCI did not have any operations, or any material assets or liabilities. As a result of the merger, Alltech was the surviving entity and USCI ceased to exist as a separate legal entity.

(b) Description of Business

1. General Overview

Associates began its business in 1971 as a distributor of expendable products used in the field of gas chromatography. Over the years Associates has expanded its product line by introducing proprietary and private-label products manufactured by and for Alltech and expanded its distribution of products manufactured by others. In response to evolving and expanding technology, Associates has added proprietary, private-label and distributed accessories and supplies for the developing fields of high performance liquid chromatography, ion chromatography and bio-chromatography.

The Company operates in two locations in the United States, Deerfield Illinois and State College, Pennsylvania. Outside the United States the Company has 2 branch offices (Belgium and New Zealand), 8 wholly owned subsidiaries (United Kingdom, Germany, France, the Netherlands, Italy, China, Hong Kong, and Australia), and 2 joint ventures (Mexico and Japan) which it owns 51%. The Company also has an extensive dealer/distributor relationship outside the United States with 76 dealers servicing over 60 countries.

The financial disclosures for the years ending December 31, 2000, 2001, and 2002 and the three months ended March 31, 2002 and 2003 are in compliance with USA GAAP as further disclosed in the audit reports attached to this document. The Company has, and continues to operate and report, as one segment.

2. Plan of Operation

During the balance of the 2003 fiscal year the Company will continue to devote its resources and managerial attention to growing and improving its business. The Company is aggressively marketing its new Model 800 ELSD instrument product and its new Prevail Select C18 HPLC column, both of which were introduced in March of this year. The Company will also continue to pursue its Research and Development program which, among other projects, calls for the introduction of an entire new family of HPLC columns in the fourth quarter of the year.

Beyond product development, and expanded marketing and sales intentions, the Company will continue with the organizational evolution of the marketing and sales groups to include creation of a separate “inside sales” group, and which will supplement the direct (field) sales and direct mail marketing selling programs already in place.

Otherwise, the Company intends to continue the normal operations of its business, including that of Associates for the balance of the year.

3. Products

Through its wholly owned subsidiary Alltech Associates, Inc., the Company manufactures, markets and distributes an extensive line of chromatography instruments, consumables, accessories, and supplies. Chromatography encompasses a variety of scientific techniques which separate chemical mixtures into their constituent parts in order to isolate, identify, quantify and/or characterize chemical components. Alltech’s products are used in a wide range of chemical and biochemical applications, including environmental analysis, pharmaceutical research, regulation of the chemical composition of food, beverage and cosmetic products, evaluation of raw materials, quality control of industrial processes, forensic and law enforcement investigative analysis and life science research activities.

The Company believes it has one of the most complete product lines available from a single supplier. Many of the Company’s proprietary, private-label and distributed products are consumed or expended during the chromatographic process and, therefore, are reordered by Alltech’s customers at regular intervals. The ‘heart’ of the chromatographic process is the column used in the separation of samples into their constituent parts. Alltech believes it offers the widest variety of chromatographic columns of any supplier. In addition, many of the Company’s proprietary columns are designed to be used interchangeably in different manufacturers’ chromatographic instruments.

Alltech also manufactures and sells a number of specialty instruments which serve gas, liquid, and ion chromatographic purposes. A number of these instruments embody Alltech-patented technologies, and the Company holds other patents which have yet to be commercialized, but where it believes the patented subject matter holds promise for advancing the technology.

No product or class of similar Products accounted for more than 15 percent of sales in any of the last three fiscal years.

In addition to columns and instruments and representing the core of the Company’s products and services, Alltech manufactures and distributes a number of ancillary supplies essential to the chromatographic process, including a broad line of sample preparation and sample storage products which are indispensible to the work of separations and analytical scientists.

4. Marketing and Distribution

The Company has marketed its products principally through its professional sales staff, its catalog (over 600 pages, more than 100,000 copies printed for distribution, translated into four languages, other than English), brochures, and direct mail promotion to end users, stressing the quality, adaptability and versatility of its products, assistance from its technical staff and prompt delivery. In additon to end-user product selling efforts, the Company maintains and pursues OEM sales, whereby Alltech products or manufacturing services are sold to other industry providers for subsequent sale under their label.

Alltech’s proprietary computerized order entry and fulfillment system is designed to ship and bill most of the Company’s domestic orders within 24 hours of receipt.

5. Customers

Alltech has sold its products to approximately 8,200 customer accounts during its last two fiscal years, with no single customer account representing more than 6% of the Company’s total annual sales.

Approximately 56% of Alltech’s fiscal 2002 sales were to international markets and the remaining 44% of the sales were domestic. The international markets are served by the Company’s Belgium and New Zealand branches, its subsidiaries in Australia, Hong Kong, China, United Kingdom, France, Germany, Italy, the Netherlands, joint ventures in Japan and Mexico, and a worldwide network of distributors that use the Alltech name and product catalog. The Company’s domestic markets are served by the Company’s Deerfield, Illinois and State College, Pennsylvania locations.

In additon to the sales and marketing mission, a number of Alltech locations (Deerfield, Illinois, State College Pennsylvania, United Kingdom, and Belgium) are also engaged in R&D, manufacturing and product applications activities.

The Company expenses the cost of research and development activities as the costs are incurred. Total research and development costs were $1,072,000, $1,180,000, and $984,000 for 2000, 2001, and 2002 respectively.

6. Competition and Industry

The Company’s business is highly competitive with respect to its proprietary, private-label and distributed products. The Company competes with a few large competitors and numerous small competitors. Many of the Company’s proprietary products compete with equivalent and similar product offerings available from the Company’s competitors. Some of the Company’s competitors have substantially greater manufacturing, financial, product development and marketing resources than those of the Company.

Part of the success of the Company is that Alltech enjoys wide name recognition from providing products for over 30 years and has an extensive worldwide distribution network. The Company also provides technical assistance to its customers.

7. Backlog

The Company’s backlog, which represents the aggregate of the sales price of orders received from customers but not yet recognized as revenue, was approximately $1,000,000 on May 31, 2003 and as well on March 31, 2002. Concurrently, the Company is quoting lead times of approximately one-month. All orders, however, are subject to possible changes by customers related to quantities of order products, their specifications or deliver dates. While the Company believes that the orders included in the backlog are firm, there are certain circumstances under which orders may be cancelled by the customer without penalty.

8. Raw Materials & Seasonality

The Company is not dependant on the availability of any raw materials for the production of its products. To the extent that raw materials are needed, the Company believes that such materials will be readily available and should not have a material adverse impact on the Company’s production.

Due to the nature of the business, none of the products of the Company are seasonal in nature or otherwise cyclical. Product demand is not associated with certain events.

9. Employment

As of the end of April 2003, the Company had 250 employees worldwide, 110 internationally and 140 in the United States. Approximately 75% of the domestic employees are stationed at the Company’s headquarters in Deerfield, Illinois.

10. Environmental

The Company’s facilities are subject to federal, state and local environmental requirements, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. The Company does not currently anticipate any material adverse effect on its operations or financial condition as a result of its efforts to comply with, or its liabilities under, such requirements. The Company does not currently anticipate any material capital expenditures for environmental control facilities. Some risk of environmental liability is inherent in the Company’s business, however, and there can be no assurance that material environmental costs will not arise in the future. In particular, the Company might incur capital and other costs to comply with increasingly stringent environmental laws and enforcement policies. Although it is difficult to predict future environmental costs, the Company does not anticipate any material adverse effect on its operations, financial condition or competitive position as a result of future costs of environmental compliance.

(c) Financial Information About Geographical Areas.

The Company sold its products to customers within and outside the United States as indicated below (please also see footnote 15 of the Company’s Financial Statements in Item 13):

	FOR THE FISCAL YEARS ENDING DECEMBER 31,
	2000	2001	2002
Within U.S.	$20,186,000	$19,146,000	$18,355,000
Outside U.S.	$19,949,000	$22,211,000	$23,422,000

	FOR THE FISCAL QUARTERS ENDING MARCH 31,
	2002	2003
Within U.S.	4,731,000	4,716,000
Outside U.S.	5,771,000	6,686,000

Approximately 36%of the Company’s long-lived assets are located in the United States. Long-lived assets consist primarily of property, plants and equipment, net of accumulated depreciation and deposits. The following represents the geographic location of long-lived assets:

	2000	2001	2002
Within U.S.	1,060,000	1,032,000	929,000
Outside U.S.	1,800,000	1,561,000	1,634,000

(d) Available Information.

Currently, the Company does not file any reports with the Securities and Exchange Commission.

(e) Reports to Security Holders.

The Company is not required to issue reports of any nature to the Securities and Exchange Committee. On an annual basis the Company has informed its shareholders as to the results of the prior year. The financial data disclosed in these reports were based on the independently audited financial statements.

ITEM 2.

FINANCIAL INFORMATION.

(a) Selected Financial Data.

The following selected condensed consolidated financial statements of operations for the past five years are derived from the Company’s audited financial statements.

The selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this documents.

	FISCAL YEAR ENDED DECEMBER 31,
	1998	1999	2000	2001	2002
Net sales	41,835,000	41,701,000	40,135,000	41,357,000	41,777,000
Gross profit	20,079,000	19,710,000	18,382,000	19,120,000	19,572,000
Operating expenses	19,051,000	18,700,000	17,907,000	19,143,000	17,733,000
Income (loss) from operations	1,027,000	1,010,000	476,000	(23,000)	1,839,000
Other (income) expense	577,000	364,000	701,000	630,000	436,000
Income (loss) before income taxes, minority interest, and accounting changes	450,000	646,000	(225,000)	(652,000)	1,403,000
Income taxes	180,000	142,000	85,000	124,000	164,000
Minority interest	(11,000)	17,000	57,000	82,000	74,000
Changes in accounting principle	0	0	0	0	329,000
Net income (loss)	282,000	487,000	(368,000)	(859,000)	836,000
Income (loss) per share (basic)	0.04	0.07	(0.06)	(0.13)	0.11
Total Assets	20,826,232	19,232,186	20,220,413	18,874,000	19,390,000
Long Term Obligations	2,441,419	2,303,194	2,493,060	2,846,000	2,729,000

	FOR THE QUARTERS ENDING MARCH 31, (unaudited)
	2002	2003
Net sales	10,502,000	11,403,000
Gross profit	4,778,000	5,188,000
Operating expenses	4,421,000	4,536,000
Income from operations	357,000	652,000
Other (income) expense	109,000	72,000
Income before income taxes, minority interest, and accounting changes	248,000	580,000
Income tax expense (benefit)	6,000	(936,000)
Minority interest	29,000	9,000
Changes in accounting principle	329,000
Net income (loss)	(116,000)	1,507,000
Income (loss) per share (basic)	(0.02)	0.17

Total Assets	19,227,949	21,303,000
Long Term Obligations	2,573,696	2,823,000

The earnings per share for years ended December 31, 2000 and 2001 and for the three months ended March 31, 2003 is presented on a historical basis. The earnings per share for year ended December 31, 2002 and for the three months ended March 31, 2002 is presented on a pro forma basis.

(b) Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read together with selected financial data and the related notes appearing elsewhere in this Registration Statement. This Section contains forward looking- statements that involve risks and uncertainties. Actual results may differ from those indicated in forward-looking statements. Factors that could contribute to such differences include, but are not limited to those points discussed below and under “Qualitative and Quantitative Disclosures about Market Risk” in this Registration Statement.

1. Overview

The Company, through it subsidiary Alltech Associates, Inc., is a significant source for chromatography related products. Associates is an analytical instrument manufacturer and distributor, and is a major supplier of high performance liquid chromatography (“HPLC”), gas chromatography (“GC”), ion chromatography (“IC”) instruments, consumables, and other related products and service.

Associates manufactures, distributes, and OEMs a full line of chromatography products. In 2002 approximately 72% of Associates sales were derived from proprietary products, 20% from distributed products, and 8% from OEM products.

Total consolidated sales for 2002 grew by $420,000 (1.0%) over 2001 and by $1,642,000 (4.1%) over 2000. 2002 Sales for the USA operations, before eliminations for intercompany sales, declined for domestic customers in 2002 and 2001 by $970,000 (5.0%) and 1,662,000 (8.2%) respectively, while USA export sales grew by $79,000 (0.7%) over 2001 and $1,024,000 (9.4%) over 2000. Total other foreign sales, sales originating in foreign markets, grew $1,118,000 (6.0%) over 2001 and $3,278,000 (19.9%) over 2000. Eliminations for intercompany sales declined in 2002 from 2001 by $193,000 (2.2%) and increased by $998,000 (13.4%) over 2000.

The USA domestic sales decline is attributed to customer consolidation, increased competition, and the loss of some distributed product lines. Increases in foreign sales were due to increase in customer sales base, both in the number of customers and products purchased, and a weaker dollar making products more competitive in local markets.

Consolidated pretax income for 2002 grew by $1,735,000 and by $1,283,000 over 2001 and 2000 respectively. 2002 pretax income for the USA operations increased by $1,444,000 over 2001 results and by $297,000 over 2000 results. Pretax income for the foreign operations in 2002 grew by $375,000, and by $1,085,000 over 2001 and 2000 respectively.

The increase in pretax income in the USA was attributed to increases in gross margins and expense control. Margins in the USA were 39.00%, 38.56%, and 39.95% for 2000, 2001, and 2002 respectively. In 2002 approximately $900,000 in expense reductions were achieved through reductions in head counts, reductions in contributions to employee retirement plans, and reductions in health care expenses.

2. Critical Accounting Policies

The preparation of the Company’s consolidated financial statements are in conformity with accounting principals generally accepted in the United States. See Note 2 of the Company’s financial statements for a summary of the Company’s significant accounting policies.

3. Financial Results—Fiscal Years Ended December 31, 2002, 2001, and 2000

Net Sales:

Net sales for 2002 were $41,777,000, compared to $41,357,000, and $40,135,000 for the years ended December 31, 2001 and 2000, an increase of 1% and 4.1% respectively. Before eliminations for intercompany sales of $8,427,000 in 2002, $8,620,000 in 2001, and $7,430,000 in 2000, USA sales, including sales to foreign dealers and distributors, were $30,432,000 in 2002, $31,323,000 in 2001, and $31,071,000 in 2000. The foreign subsidiaries had sales of $19,772,000 in 2002, $18,654,000 in 2001, and $16,495,000 in 2000.

Gross Profit:

Gross Profits for 2002 were $19,571,000, compared to $19,120,000 for 2001, and $18,382,000 for 2000, increases of 2.2% and 6.5% respectively. Before eliminations for intercompany profits of $112,000 in 2002, $28,000 in 2001, and $14,000 in 2000, USA gross margins, including those for foreign dealers and distributors, were $12,157,000 in 2002, $12,079,000 in 2001, and $12,119,000 in 2000. The foreign subsidiaries had gross margins of $7,526,000 in 2002, $7,069,000 in 2001, and $6,277,000 in 2000.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for 2002 were $17,733,000, compared to $19,143,000 for 2001, and $17,907,000 in 2000. As a percentage of net sales, selling, general and administrative expenses decreased to 42.4% for 2002 from 46.3% for 2001, and 44.6% for 2000 as a result of expense controls. The $1,410,000 or 7.4% decreases in 2002 from 2001 in total operating expenditures primarily resulted from reduced headcount, a reduction in retirement plan contributions, and reduced health costs. Total 2000 operating expense levels were comparable to those of 2002.

Research and Development Expenses

Research and development expenses, a component of Administrative Expenses, were $984,000 for 2002 compared to $1,180,000 for 2001, and $1,072,000 in 2000, a $196,000 (16.6%) and a $88,000 (8.2%) decrease respectively from prior year levels. The Company continues to invest significantly in the development of new and improved HPLC, GC, and IC technology.

Goodwill

In 2002 the Company was compliant with FASB 142. Testing was preformed and the value of goodwill was adjusted accordingly. In 2002 this adjustment totaled $329,000. In 2001 and 2000 goodwill amortization totaled $340,000 and $117,000 respectively.

Operating Income.

Operating income for 2002 was $1,839,000, an increase of $1,862,000 from 2001 and an increase of $1,363,000 from 2000. Associates improved operating income levels through increased gross profit of $423,000 in 2001 and $1,189,000 in 2000. Operating expenses, primarily from labor costs of $372,000, health insurance of $312,000, and retirement plan costs of $340,000 were reduced in 2002 from 2001 levels.

Interest Income (Expense),

In 2002 Associates paid net interest of $395,000. In 2001 Associates paid net interest of $523,000, and $566,000 in 2000. The Company’s primary bank is Bank One. Each of the subsidiaries uses a local bank to carry out their banking relationships.

Provision for Income Taxes

For the years ending December 31, 2002 and December 31, 2001 Associates was a Subchapter S corporation. Because of that, no USA federal, state or local income taxes were paid. For 2002 Associates paid foreign taxes of $164,000. In 2001 and 2000 Associates paid $124,000 and $85,000 respectively in foreign taxes.

4. Financial Results—Quarters Ended March 31, 2003, 2002

Net Sales:

Net sales for the first quarter ending March 31, 2003 were $11,403,000, compared to $10,502,000 for the same quarter ending March 31, 2002, an increase of 8.6%. Before eliminations for intercompany profits sales of $2,395,000 in 2003 and $2,024,000 in 2002, USA sales, including sales to foreign dealers and distributors, were $8,136,000 in 2003 and

$7,657,000 in 2002. The foreign subsidiaries had sales of $5,662,000 in 2003 and $4,869,000 in 2002.

Gross Profit:

Gross Profits for the first quarter of 2003 were $5,188,000, compared to $4,778,000 for the first quarter of 2002, an increase of 8.6%. Before eliminations for intercompany profits of none for 2003 and $22,000 for 2002, USA gross profits, including those for foreign dealers and distributors, were $3,105,000 in 2003 and $3,049,000 in 2002. The foreign subsidiaries had gross profits of $2,083,000 in 2003 and $1,751,000 in 2002.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the first quarter in 2003 were $4,537,000, compared to $4,421,000 for the same quarter in 2002. As a percentage of net sales, selling, general and administrative expenses decreased to 40.7% for 2003 from 42.0% for 2002.

Research and Development Expenses

Research and development expenses, a component of Administrative Expenses, were $312,000 for the first quarter of 2003 compared to $275,000 for the first quarter in 2002, a $37,000 or 13.5% increase from prior year levels. The Company continues to invest significantly in the development of new and improved HPLC, GC, and IC technology.

Goodwill

The Company is in compliance with FASB 142. Testing of goodwill is done on an annual basis and tested at the end of the calendar year.

Operating Income

Operating income for the first quarter in 2003 was $652,000, an increase of $295,000 or 82.6% from the prior year’s operating income of $357,000.

Interest Income (Expense),

For the first quarter of 2003 the Company paid net interest of $73,000. In the first quarter of 2002 the Company paid net interest of $109,000. The Company’s primary bank is Bank One. Each of the subsidiaries uses a local bank to carry out their banking relationships.

Provision for Income Taxes

For the first quarter of 2003 the Company provided $68,000 for federal, state, and local taxes. In the first quarter of 2002 the Company was an elected a Subchapter S corporation filing and therefore was not subject to federal income taxes. For the first quarter of 2002 the Company provided for state and local taxes of $6,000.

Deferred Taxes

On January 1, 2003 the Company changed its tax reporting status from that of an S corporation to that of a C corporation. Due to this change the Company determined that is has a current deferred tax asset of $453,000, and a long-term deferred tax asset of $551,000. These assets resulted in a deferred income tax benefit listed in the income statement of $1,004,000.

5. Liquidity and Capital Resources

During 2002, net cash provided by Associates was an increase of $891,000. This increased beginning cash from $2,237,000 to $3,128,000.

Net operating activities for 2002 were $2,367,000. Additions were provided by net income of $836,000, depreciation and amortization of $605,000, impairment of goodwill of $329,000, minority interests of $74,000, deferred compensation of $129,000, and changes in; accounts receivable of $57,000, inventories of $111,000, accrued expenses of $594,000, income taxes payable of $78,000, and other assets of $124,000. Reductions were attributed to changes in prepaid expenses of $140,000, accounts payable of $86,000, and benefit plan contributions of $344,000.

Investing activities for 2002 resulted in a net decrease in cash of $560,000. This decrease was due to the acquisition of property, plant and equipment ($484,000), and the net change in cash surrender value of life insurance policies ($76,000).

Financing activities, a decrease of $720,000, were provided by borrowings of long-term debt ($123,000). Uses of financing occurred through repayments of long-term debt ($555,000), and repayments due to a shareholder ($288,000).

The net effect of changes in the foreign exchange rates resulted in a decrease of cash of $196,000.

The Company believes that existing cash balances of $3,128,000 and expected cash flow from operating activities together with borrowings available under the Bank Credit Agreement will be sufficient to fund working capital, capital spending and debt service requirements of the Company in the foreseeable future.

In 2003 the Company paid a $75,000 distribution to those shareholders of record at December 31, 2002. This distribution was accrued in 2002. The Company does not plan to pay any dividends in the foreseeable future.

In 2003 the Company sold 222,400 shares of common stock for an aggregate offering price of $556,000 ($2.50 per share) in a private placement pursuant to Regulation D, Rule 504, of the Securities Act of 1933.

6. Environmental Matters

The Company’s facilities are subject to federal, state and local environmental requirements, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. The Company does not currently anticipate any material adverse effect on its operations or financial condition as a result of its efforts to comply with, or its liabilities under, such requirements. The Company does not currently anticipate any material capital expenditures for environmental control facilities. Some risk of environmental liability is inherent in the Company’s business, however, and there can be no assurance that material environmental costs will not arise in the future. In particular, the Company might incur capital and other costs to comply with increasingly stringent environmental laws and enforcement policies. Although it is difficult to predict future environmental costs, the Company does not anticipate any material adverse effect on its operations, financial condition or competitive position as a result of future costs of environmental compliance.

(c) Qualitative and Quantitative Disclosures About Market Risk

Overview

The Company is exposed to financial risk in several areas including changes in foreign exchange rates and interest rates. Further information regarding the Company’s accounting policies can be found in Note 1 to the Company’s consolidated financial statements.

Foreign Exchange

The Company has operations in various countries and currencies throughout the world. As a result, the Company’s financial position, results of operations and cash flows can be affected by fluctuations in foreign currency exchange rates. The Company has in the past and may in the future use debt swap agreements to mitigate partially such effects.

Interest Rates

The Company is exposed to risk of interest rate fluctuations when borrowing in connection with its various banking agreements.

Economic Risk

General economic conditions here and abroad will have a significant impact on the costs, sales, profits and losses of the Company. There can be no assurance that economic conditions in the future will be favorable to successful operations of the Company. In addition to general economic conditions, success or failure will be affected by the competitiveness in the industry. There can be no assurance that the Company will be able to continue to compete.

Intellectual Property

The Company’s competitive position depends in part on its intellectual property and on its ability to protect this intellectual property. Patent, trademarks and/or copyrights may be impossible or difficult to obtain, or defend, with respect to some or all of the Company’s properties. The Company must rely on trade secret laws and contractual restrictions to protect its intellectual proprietary, and if these rights are not sufficiently protected, it could harm the Company’s ability to compete and its business could suffer.

Key People

The success of the Company is heavily reliant on certain key employees in the product development, marketing and executive management areas. The loss of the services of one or more of these key personnel could have a materially adverse effect on the Company. The

Company is also dependent on its ability to continue to attract and retain qualified marketing and chemical analysis personnel. No key employees have employment agreements.

Competition

The Company’s business is highly competitive with respect to its proprietary, private-label and distributed products. The Company competes with a few large competitors and numerous small competitors. Many of the Company’s proprietary products compete with equivalent and similar product offerings available from the Company’s competitors. Some of the Company’s competitors have substantially greater manufacturing, financial, product development and marketing resources than those of the Company.

Control to Remain with Majority Shareholder

The majority shareholder will continue to be able to elect a controlling number of directors of the Company, and to control, through his stock ownership, the Company’s business policies and activities.

Research and Development

Although the Company’s research and development organization is currently investing in the development of many potential products, it may not bring all of these products into commercial production. Alltech may fail to commercialize new product lines, which would adversely affect its revenues and results of operations.

Cancellation of Sales Orders

Many of the Company’s customers purchase its products under individual purchase orders and may cancel or defer purchases on short notice without significant penalty. Accordingly, sales in a particular period are difficult to predict. Decreases in purchases, cancellations of purchase orders or deferrals of purchases may have a material adverse effect on the Company’s financial condition and results of operations.

Manufacturing Yield and Development

The manufacture of Alltech’s products involves highly complex and precise processes, requiring production in highly controlled and clean environments. Changes in the Company’s manufacturing processes or those of its suppliers, or its suppliers’ inadvertent use of defective or contaminated materials, could significantly reduce the Company’s manufacturing yields and product reliability.

The Company’s products are complex and new products may take longer to develop than originally anticipated. If the Company does not introduce new products in a timely manner, it will not obtain incremental revenues from these products or be able to replace more mature products with declining revenues or gross margins.

Natural Disasters

The Company’s facilities are susceptible to damage from natural disasters such as earthquakes and typhoons as well as from fire, floods, loss of power or water supply, telecommunications failures and similar events. Its research and development activities, manufacturing, corporate headquarters and other critical business operations are located in Illinois and Pennsylvania. Any loss of its facilities could disrupt its operations, delay production, shipments and revenues and result in significant expense to repair and replace its facilities. Although the Company has obtained insurance to cover a portion of its potential losses at its facilities, it cannot be certain that its existing insurance coverage will be adequate against all possible losses or interruption of manufacturing activities.

Environmental Regulations

The Company handles small amounts of hazardous materials as part of its manufacturing activities. Although Alltech believes that it has complied with all applicable environmental regulations in connection with its operations, it may be required to incur environmental remediation costs to comply with current or future environmental laws.

Marketability of Shares

While Alltech will become a publicly reporting company when this Registration Statement becomes effective, there will be no public market for its stock as a result of this filing. Accordingly, shareholders should be prepared to hold their investment in a private company, with the resulting limitations on liquidity, for the future. Alltech has engaged a market maker in New York, NY to pursue an application granting the Company the right to quote its stock on the BBX Exchange. However, in the event the Company’s application is not accepted then there will be no public market for its stock.

ITEM 3.

PROPERTIES.

The Company’s headquarters in Deerfield, Illinois are housed in a 60,000 square foot combination office, laboratory and warehouse facility, which is owned by the Company’s founder, Chairman and principal shareholder, Richard A. Dolan (“Dolan”) The Company and Dolan are parties to a lease arrangement whereby the Company leases the facility from Dolan, currently on a month-to-month basis. The Company believes the terms of the lease are better or no less favorable than those it would receive in an arm’s length third party transaction. Dolan and the Company are currently negotiating a long term lease.

The Company owns a smaller 15,000 square foot manufacturing and office facility in State College, Pennsylvania. In addition, the Company owns a 10,000 square foot property located in Australia and 20,000 square foot property in Belguim.

Also, the Company has various branches and subsidiaries located throughout the world. These include Japan (sales office and warehouse), Mexico (sales office and warehouse), United Kingdom (manufacturing, sales office and warehouse), France (sales office), Germany (sales office), Netherlands (sales office), Italy (sales office and warehouse), Hong Kong (sales office and warehouse), China (sales office and warehouse), Australia (sales office and warehouse), and New Zealand (sales office and warehouse)

In total, the Company has 18 facilities in over 13 countries around the world. With the exception of the State College, Pennsylvania, Belgium and Australia locations, all property is leased by the Company. Substantially all of the leased space is under long-term leases with varying expiration dates.

The Company believes that its facilities are adequate to meet its needs in the near future and if its needs change, the Company does not believe it will have difficulty obtaining acceptable alternative space if necessary.

ITEM 4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

(a)	Beneficial Ownership of More than Five Percent

As of June 30, 2003, the only person known by us to be a beneficial owner of more than 5% of the Company’s common stock is as follows:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Richard Dolan, as Trustee for the Richard Dolan Trust u/a/d 7/21/89 2051 Waukegan Road Deerfield, IL 60015	6,511,918	71.3%

(b)	Security Ownership of Management

The following table sets forth information regarding Alltech’s common stock beneficially owned by all directors, executive officers and significant employees as of June 30, 2003:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	Richard Dolan, as Trustee for the Richard Dolan Trust u/a/d 7/21/89	6,511,918		71.3%
Common	Richard Kurtz	94,980	(1)	1.03%
Common	Geoff Matlin	31,175	(2)	.34%

(1)	Includes 55,684 options issued to Richard Kurtz under the Company’s Stock Option Plan which are currently exercisable.
(2)	Includes 27,175 options issued to Geoff Matlin under the Company’s Stock Option Plan which are currently exercisable.

ITEM 5.

DIRECTORS AND EXECUTIVE OFFICERS.

The following table presents information regarding the directors and executive officers of Alltech:

Name	Age	Position
Richard Dolan	67	Director, Chief Executive Officer
Richard Kurtz	60	Director, President, Chief Operating Officer
Geoff Matlin	52	Director, Secretary, Treasurer, Chief Financial Officer

Richard Dolan has been Chairman, and CEO of Alltech Associates, Inc. since 1970. Mr. Dolan has a Bachelor of Science in chemistry from DePaul University, a Master of Science degree in chemistry from Roosevelt University. Mr. Dolan is also a director of QRS Music Technologies, Inc., a Delaware corporation.

Richard Kurtz has been President and Chief Operating Officer of Alltech Associates, Inc. since 1987, and a Director since 1988. He served in the United States Air Force, where he also completed two medical technology technical schools. Mr. Kurtz attended Lycoming College, Temple University, and The Pennsylvania State University before joining Applied Science Laboratories in 1968. Mr. Kurtz was the Operations and Plant Manager of that firm at the time it was acquired by Alltech Associates, Inc. in 1982.

Geoff Matlin has been a director since 2003 and as Secretary Treasurer since 1998. He was the Company’s Corporate Controller from November 1995 through December 1997 and took over operations as the Company Chief Financial Officer in 1998, a position he holds today. He earned his MBA degree from Roosevelt University in 1983. Mr. Matlin is also a director of QRS Music Technologies, Inc., a Delaware corporation.

ITEM 6.

EXECUTIVE COMPENSATION.

Summary Compensation Table

The following table sets forth all compensation for the chief executive officer and the most highly compensated executive officers and significant employees other than the chief executive officer who were serving at the end of fiscal year 2002. This table shows the compensation earned by these individuals for the last three fiscal years ended December 31, 2002. None of the people described below have employment agreements with the Company.

Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (1)	Restricted Stock Awards	Securities Underlying Options/SARs (2)	LTIP Payouts	Other Compensation (3)
Richard Dolan, Chief Executive Officer	2002	$51,308	$250	0	0	0	0	$2,578
	2001	$100,000	$70,000	0	0	0	0	$17,000
	2000	$100,000	$60,000	0	0	0	0	$16,632
				0	0	0	0
Richard Kurtz, President Chief Operating Officer	2002	$250,000	$3,375	$28,675	0	0	0	$10,000
	2001	$250,000	$5,250	$28,675	0	0	0	$17,000
	2000	$250,000	$750	$28,675	0	55,684	0	$17,761
					0	0	0
Geoff Matlin, Secretary, Treasurer, Chief Financial Officer	2002	$105,000	$4,135	$12,500	0	0	0	$5,457
	2001	$102,000	$250	$12,500	0	0	0	$10,225
	2000	$95,000	$250	$12,500	0	27,175	0	$9,901

(1)	The column refers to deferred compensation pursuant to a Supplemental Executive Retirement Program (please see footnote 10 to the Company’s Financial Statements in Item 13).
(2)	This column refers to options granted pursuant to the Company’s Stock Option Plan. The options are exercisable at $0.44 share.
(3)	This column discloses contributions made pursuant to the Company’s Profit Sharing Plan and Trust

Since the current members of the board of directors are all employees of the Company there is no additional compensation for acting as a member of the board

Aggregated Option Exercises in Last Fiscal Year and FY End Options

			Number of Shares Underlying Unexercised Option at Fiscal Year-End		Value of Unexercised in-the- money Options at Fiscal Year-End
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard Dolan, CEO	0	0	0	0	0	0
Richard Kurtz, President	0	0	88,980	0	0	0
Geoff Matlin, Secretary, Treasurer, Chief Financial Officer	0	0	27,175	0	0	0

The Company has a qualified retirement plan that includes 401(k) provisions. To be eligible for a Company contribution, an employee must first be a plan participant. To be a plan participant an employee must work for the Company for one year. After that year the employee will enter the plan on the next July 1st or January 1st. An employee is eligible to make a salary deferral at the beginning of the next calendar quarter after being employed for three months.

The Company contributes a variable percentage of participant’s earnings to those eligible participants. The variable percentage is determined annually by the Company’s Board of Directors. In 2002 the variable percentage was 5%. As of the date of this filing the variable rate for 2003 has yet to be determined. However, the Company anticipates, and is expensing, an amount equal to 5% of eligible earnings. The Company has a non-qualified retirement plan for certain key employees which provides, among other things, retirement benefit and death benefits. Funding for the plan is generated by Company and life insurance policies or from the Company’s assets.

Effective May 1, 2003, the Company adopted the Alltech International Holdings, Inc., 2003 Employee Stock Option Plan (the “2003 Plan”). The exercise price of each option is equal to the fair market value per share at the grant date, as defined in the 2003 Plan. The stock options will be issued with vesting periods as determined by the administrator of the 2003 Plan and will expire ten years from the grant date. The 2003 Plan is subject to shareholder approval. Management anticipates obtaining shareholder approval within a year.

ITEM 7.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Company Lease with Principal Shareholder. The Company’s headquarters in Deerfield, Illinois are housed in a 60,000 square foot combination office, laboratory and warehouse facility, which is owned by the Company’s founder, Chairman and principal shareholder, Richard A. Dolan (“Dolan”) The Company and Dolan are parties to a lease arrangement whereby the Company leases the facility from Dolan, currently on a month-to-month basis. The Company believes the terms of the lease are no better nor any more favorable than those it would receive in an arm’s length third party transaction. Dolan and the Company are currently in the process of negotiating a long term lease.

Consolidation of International Interests. In December 2002, the Company’s wholly-owned subsidiary and operational entity Alltech Associates, Inc. (“Associates”) engaged in a transaction with Dolan whereby Dolan contributed all of his shares in Associates’ various subsidaries and affiliates to Alltech in exchange for 568,000 shares of Associates common stock. The purpose of the transaction was to consolidate the ownership of the various subsidaries and affiliates into Alltech. Prior to issuing the shares to Dolan, the Company engaged an independent third-party appraiser to make a determination of the value of the Dolan interests being contributed to the Company, and the issuance of shares to Dolan in exchange for his subsidary and affiliate interests was made based on the determination of value made by the independent third-party appraiser.

Stock Exchange with Associates Subsidiary Shareholders. In January, 2003, the Company engaged in a transaction with all of the shareholders of Associates, whereby 100% of the shareholders contributed all of their respective shares in Associates for a proportionate number of shares in the Company. As a result of the exchange, Associates became a wholly-owned subsidiary of the Company. Prior to the shares issued to the Associates shareholders in the exchange, the Company had no shares issued or outstanding.

Demand Notes to Dolan. The Company’s majority shareholder, officer and director, Richard Dolan, has loaned the Company money which has been evidenced in an unsecured demand promissory note and by general advances. The note and advances pay interest at the prime rate of interest. As of December 31, 2002, the outstanding balance of this note was $2,500,000, and the balances of the advances was $300,000. In 2002 the Company paid $143,760 in interest to Dolan.

ITEM 8.

LEGAL PROCEEDINGS.

On April 22, 2003, Dionex Corporation filed a complaint for patent infringement against the Company in the United States District Court for the Northern District of California. The complaint alleges that the Company has infringed three patents assigned on their face to Dionex; U.S. Patent Numbers 5,773,615; 6,495,371; and 6,508,885. Dionex has requested injunctive relief and an undetermined amount of damages for the Company’s past alleged infringement. The Company has retained counsel and intends on vigorously defending the infringement, among other things. The Company is also seeking declaratory judgment that the Dionex patents are invalid and not infringed.

ITEM 9.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S

COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

There is no established public trading market for the Company’s common stock. However, in January 2003 the Company initiated a Private Placement for the sale of 400,000 shares of common stock. The shares issued under the private placement were exempt from registration under the Securities Act of 1933 under Regulation D, Rule 504. The per share offering price was $2.50 per share.

There are approximately 1,200,000 shares subject to options under the Company’s Stock Option Plan which were granted prior to the merger with USCI. Such a Option Plan was assumed by the Company in the January 1, 2003 merger. To date, 695,853 (811,843 were originally granted. Of that number 123,254 were cancelled due to employee termination, leaving a balance of 688,589) options have been granted to employees of the Company, all at an exercise price of $0.44 per share. (Pending shareholder approval, on May 1, 2003 the Company has granted 377,200 options, to employees of the Company, at an exercise price of $2.50 per share).

There is no active market for the Company’s common stock. The Company has requested that Westminster Securities, a market maker located in New York, New York, file an application seeking the right to quote the Company’s common stock on the BBX Exchange (formerly the OTB Bulletin Board). The application has been filed with the NASD, and the Company understands that Westminster Securities is actively pursuing the application. Assuming ultimate success, the Company hopes to have its stock being quoted on the BBX Exchange not later than July 30, 2003.

There are approximately 8,304,147 shares of common stock of the Company available to be sold pursuant to Rule 144 or Rule 144(K) under the Securities Act.

Holders

There are approximately 135 holders of the common stock of the Company as of June 30, 2003.

No shares of preferred stock has been issued.

Dividends

No dividends have been paid, or accrued, by the Company in the past 2 years.

In 2003 the Company did make a distribution to those shareholders of record on December 31, 2002. The distribution was accrued for in the Company’s 2002 audited financial statements. This distribution was consistent with practices the Company maintained under its status as an S Corporation.

ITEM 10.

RECENT SALES OF UNREGISTERED SECURITIES

Private Placement. Within the past three years the Company has sold 556,000 shares of common stock for an aggregate offering price of $1,390,000 ($2.50 per share) to investors in a private placement which were not registered under the Securities Act of 1933.

The sale of stock was for cash consideration and was made to both “accredited” and “non-accredited” investors as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. No underwriting or placement fees or commissions were paid in connection with the sale. The sale of stock was exempt from registration requirements of the Securities Act of 1933 pursuant to Regulation D, Rule 504.

For all unregistered sales, appropriate legends have been included on the stock certificates and all shares sold are subject to the terms except where not required by law.

Options. Options to purchase 34,722 shares of common stock have been exercised under the Associates Stock Option Plan for an aggregate cash of $15,278.

Consolidation of International Interests. In December 2002, the Company’s wholly-owned subsidiary and operational entity Alltech Associates, Inc. (“Associates”) engaged in a transaction with Dolan whereby Dolan contributed all of his shares in Associates’ various subsidaries and affiliates to Alltech in exchange for 568,000 shares of Associates common stock. The purpose of the transaction was to consolidate the ownership of the various subsidaries and affiliates into Alltech. Prior to issuing the shares to Dolan, the Company engaged an independent third-party appraiser to make a determination of the value of the Dolan interests being contributed to the

Company, and the issuance of shares to Dolan in exchnage for his subsidary and affiliate interests was made based on the determination of value made by the independent third-party appraiser.

Reorganization. On January 1, 2003, all of the stockholders of Associates exchanged all the outstanding shares of Associates for common stock of the Company at a rate of approximately 3.05 shares of Company stock for each share of Associates stock.

California Registration. In connection with the Private Placement (described above), the Company filed an Application for Qualification of the Offer and Sale of Securities under the Corporate Laws of 1968 by Permit Under Section 25113(b)(I). A permit with respect to such Application was issued by the California Department of Corporation in the first quarter of 2003.

ITEM 11

DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The authorized capital stock of the Company consists of 20,000,000 shares of common stock with a par value of $0.001.

Each holder of common stock is entitled to one vote for each share held. Shareholders are not allowed to cumulate their votes for election of directors. The common stock is not convertible to any other security.

Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of the Company, holders of common stock would be entitled to share in the Company’s assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to any outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and nonassessable.

There are no preemptive rights to any security holders

All of the issued and outstanding shares of common stock are subject to restrictions on transfer to comply with federal and state securities laws.

ITEM 12

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The General Corporation Law of Delaware provides that a corporation has the power to indemnify any person who was or is a part or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigable by reason of the fact that the person was or is a director, officer, employee or agent the corporation or was serving at their request provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, to the best interests of the corporation, and with respect to criminal proceedings, had not reasonable cause to believe the person’s conduct was unlawful.

In addition, the Certificate of Incorporation for the Company provides that no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

The Company is actively investigating and anticipates obtaining Director and Officer insurance.

ITEM 13.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Alltech International Holdings, Inc.

Financial Statements

December 31, 2001 and 2002

Alltech International Holdings, Inc.

Table of Contents

December 31, 2001 and 2002

Page

Financial Statements

Balance Sheets, December 31, 2001 and 2002 and March 31, 2003	F - 1 - 2

Statements of Operations, Years Ended December 31, 2000, 2001 and 2002 and the Three Months Ended March 31, 2002 and 2003	F - 3 - 4

Statement of Stockholders’ Equity and Comprehensive Income, Years Ended December 31, 2000, 2001 and 2002 and the Three Months Ended March 31, 2003	F - 5 - 6

Statements of Cash Flows, Years Ended December 31, 2000, 2001 and 2002 and the Three Months Ended March 31, 2002 and 2003	F - 7 - 8

Notes to the Financial Statements	F - 9 - 22

Independent Auditors’ Report	F - 23

Additional Financial Data

Independent Auditors’ Report on Schedules	S – 1

Valuation and Qualifying Accounts	S – 2

Alltech International Holdings, Inc.

Balance Sheets

	December 31,		March 31, 2003
	2001	2002
			(Unaudited)
Assets
Current assets
Cash	$2,237,451	$3,128,024	$2,666,778
Accounts receivable (net of allowance for doubtful accounts of $205,000, $226,000 and $185,000, respectively)	5,645,339	5,588,670	6,927,283
Inventories	5,703,643	5,592,329	5,548,740
Prepaid expenses and other current assets	226,941	366,882	214,831
Deferred income taxes			453,000

	13,813,374	14,675,905	15,810,632

Property, plant and equipment, net	2,593,412	2,563,546	2,617,968

Other assets
Deferred income taxes			551,000
Cash surrender value of life insurance, net	854,144	930,676	930,676
Goodwill	1,424,378	1,122,855	1,122,855
Other assets	189,644	97,363	269,714

	2,468,166	2,150,894	2,874,245

	$18,874,952	$19,390,345	$21,302,845

See accompanying notes.	F - 1

Alltech International Holdings, Inc.

Balance Sheets, Continued

	December 31,		March 31, 2003
	2001	2002
			(Unaudited)
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$573,603	$649,352	$522,694
Note payable, bank	3,500,000	3,500,000	3,500,000
Note payable, stockholder	2,500,000	2,500,000	2,500,000
Accounts payable	2,892,014	2,805,647	3,350,505
Accrued expenses	920,805	1,514,291	1,583,333
Accrued benefit plan contributions	674,471	330,440	229,040
Income taxes payable	74,947	153,755	156,924
Due to stockholder	588,020	300,000	240,000
Accrued distributions		75,000

	11,723,860	11,828,485	12,082,496

Other liabilities
Long-term debt	1,853,826	1,608,638	1,676,418
Deferred compensation	991,712	1,120,723	1,146,727

	2,845,538	2,729,361	2,823,145

Minority interest	407,037	3,732	14,653

Stockholders’ equity
Preferred stock—Alltech International Holdings, Inc., $.001 par value; 2,000,000 shares authorized, none issued and outstanding at December 31, 2001 and 2002 and March 31, 2003
Preferred stock—Alltech Associates, Inc., no par value; 4,000,000 shares authorized, none issued and outstanding at December 31, 2001 and 2002 and March 31, 2003
Common stock, voting, $.001 par value; 20,000,000 shares authorized, 6,554,018, 8,304,147 and 8,904,147 shares issued and outstanding at December 31, 2001 and 2002 and March 31, 2003, respectively	895	27,207	8,904
Additional paid-in capital	10,049	534,449	1,142,636
Retained earnings	4,109,793	4,871,100	5,787,915
Accumulated other comprehensive loss	(222,220)	(603,989)	(556,904)

	3,898,517	4,828,767	6,382,551

	$18,874,952	$19,390,345	$21,302,845

See accompanying notes.	F - 2

Alltech International Holdings, Inc.

Statements of Operations

	Years Ended December 31,			Three Months Ended March 31,
	2000	2001	2002	2002	2003
				(Unaudited)
Net sales	$40,135,346	$41,357,151	$41,777,201	$10,501,657	$11,402,548

Cost of goods sold	21,752,869	22,236,703	22,205,484	5,723,479	6,214,308

Gross profit	18,382,477	19,120,448	19,571,717	4,778,178	5,188,240

Operating expenses	17,906,778	19,143,021	17,732,690	4,420,566	4,536,229

Income (loss) from operations	475,699	(22,573)	1,839,027	357,612	652,011

Other (income) expense
Interest expense	597,265	566,304	440,266	116,743	86,667
Interest income	(31,032)	(43,282)	(45,490)	(7,692)	(13,802)
Other	134,672	106,652	41,009	(348)	(598)

	700,905	629,674	435,785	108,703	72,267

Income (loss) before income taxes, minority interest and cumulative effect of accounting change	(225,206)	(652,247)	1,403,242	248,909	579,744

Income taxes	84,977	124,418	164,356	6,714	(936,196)

Minority interest	57,498	82,084	73,680	29,085	9,241

Income (loss) before cumulative effect of accounting changes	(367,681)	(858,749)	1,165,206	213,110	1,506,699

Effect of change in accounting principle			328,899	328,899

Net income (loss)	$(367,681)	$(858,749)	$836,307	$(115,789)	$1,506,699

Pro forma income (loss)
Net income (loss) from above			$836,307	$(115,789)
Additional income taxes			90,000	20,000

Pro forma net income (loss)			$746,307	$(135,789)

See accompanying notes.	F - 3

Alltech International Holdings, Inc.

Statements of Operations, Continued

	Years Ended December 31,			Three Months Ended March 31,
	2000	2001	2002	2002	2003
				(Unaudited)
Earnings per share
Basic
Net income (loss) per common share	$(0.06)	$(0.13)	$0.11	$(0.02)	$0.17

Weighted average number of common shares outstanding	6,548,053	6,552,449	6,571,861	6,561,228	8,897,405

Diluted
Net income (loss) per common share	$(0.06)	$(0.13)	$0.10	$(0.02)	$0.16

Weighted average number of common shares outstanding	6,548,053	6,552,449	7,328,768	6,561,228	9,561,251

The earnings per share for years ended December 31, 2000 and 2001 and for the three months ended March 31, 2003 is presented on a historical basis.

The earnings per share for year ended December 31, 2002 and for the three months ended March 31, 2002 is presented on a pro forma basis.

See accompanying notes.	F - 4

Alltech International Holdings, Inc.

Statement of Stockholders’ Equity and Comprehensive Income

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total	Comprehensive Income (Loss)
	Number of Shares	Amount

Balance, January 1, 2000	6,545,629	$894	$6,355	$5,649,232	$(803,222)	$4,853,259

Net loss				(367,681)		(367,681)	$(367,681)

Other comprehensive income
Foreign currencies translation adjustments					112,645	112,645	112,645

Total comprehensive loss							$(255,036)

Shares of stock repurchased	(3)	(1)		(8,357)		(8,358)

Stock options exercised	4,178	1	1,846			1,847

Distributions				(304,652)		(304,652)

Balance, December 31, 2000	6,549,804	894	8,201	4,968,542	(690,577)	4,287,060

Net loss				(858,749)		(858,749)	$(858,749)

Other comprehensive income
Foreign currencies translation adjustments					412,590	412,590	412,590

Market value adjustment under SFAS 115					55,767	55,767	55,767

Total comprehensive loss							$(390,392)

Stock options exercised	4,214	1	1,848			1,849

Balance, December 31, 2001	6,554,018	895	10,049	4,109,793	(222,220)	3,898,517

See accompanying notes.	F - 5

Alltech International Holdings, Inc.

Statement of Stockholders’ Equity and Comprehensive Income, Continued

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total	Comprehensive Income (Loss)
	Number of Shares	Amount
Net income	—	$—	$—	$836,307	$—	$836,307	$836,307
Other comprehensive income
Foreign currencies translation adjustments					(413,438)	(413,438)	(413,438)

Market value adjustment under SFAS 115					31,669	31,669	31,669

Total comprehensive income							$454,538

Exchange of minority interests for common stock	1,733,740	26,308	517,154			543,462

Stock options exercised	16,388	4	7,246			7,250

Distributions				(75,000)		(75,000)

Balance, December 31, 2002	8,304,146	27,207	534,449	4,871,100	(603,989)	4,828,767

Reorganization due to exchange of common shares (unaudited)		(18,903)	18,903			—

Merger with U.S. Consolidated Industries, Inc.	600,000	600	(600)

Net income (unaudited)				1,506,699		1,506,699	$1,506,699

Other comprehensive income (unaudited)
Foreign currencies translation adjustments					47,085	47,085	47,085

Total comprehensive income (unaudited)							$1,553,784

Constructive distribution and deemed contribution of undistributed subchapter S earnings (unaudited)			589,884	(589,884)		—

Balance, March 31, 2003 (unaudited)	8,904,146	$8,904	$1,142,636	$5,787,915	$(556,904)	$6,382,551

See accompanying notes.	F - 6

Alltech International Holdings, Inc.

Statements of Cash Flows

	Years Ended December 31,			Three Months Ended March 31,
	2000	2001	2002	2002	2003
				(Unaudited)
Operating activities
Net income (loss)	$(367,681)	$(858,749)	$836,307	$(115,789)	$1,506,699
Depreciation and amortization	1,026,216	1,018,289	605,387	190,865	170,157
Gain on sales of property, plant and equipment	(5,701)
Provision for bad debts	55,513	29,143	39,070	6,951	9,358
Effect of changes in accounting principle			328,899	328,899
Minority interest	57,498	82,084	73,680	29,085	9,241
Deferred compensation		151,123	129,011	23,004	26,004
Deferred taxes					(1,004,000)
Changes in
Accounts receivable	(333,541)	878,036	17,599	(774,595)	(1,347,971)
Inventories	(386,338)	105,857	111,314	(30,627)	43,589
Prepaid expenses and other	(117,621)	151,183	(139,941)	52,981	152,051
Other assets	(322,757)	14,602	123,889	(588,937)	(172,351)
Accounts payable	272,168	(963,083)	(86,367)	358,323	544,858
Accrued expenses	1,047,131	(1,302,075)	593,486	449,329	69,042
Accrued benefit plan contributions	(181,002)	42,563	(344,031)	(161,399)	(101,400)
Income taxes payable	65,994	(66,649)	78,808	(18,343)	3,169

Net cash provided by (used in) operating activities	809,879	(717,676)	2,367,111	(250,253)	(91,554)

Investing activities
Proceeds from sales of property, plant and equipment	14,508	96,030
Acquisitions of property, plant and equipment	(650,581)	(465,796)	(483,790)	(57,126)	(144,184)
Net change in cash surrender value of life insurance	(15,117)	(110,056)	(76,532)

Net cash used in investing activities	(651,190)	(479,822)	(560,322)	(57,126)	(144,184)

Financing activities
Net borrowings/payments on revolving note	(1,300,000)	500,000
Borrowings under long-term debt	658,718	824,121	123,589
Borrowings from note payable, stockholder	1,326,587
Repayments of long-term debt	(313,051)	(454,418)	(555,129)	(193,520)	(141,557)
Net change in due to stockholder	286,512	301,508	(288,020)	33,501	(60,000)
Distributions to stockholders	(304,652)				(75,000)

Net cash provided by (used in) financing activities	354,114	1,171,211	(719,560)	(160,019)	(276,557)

Effect of exchange rates changes on cash	(67,146)	391,567	(196,656)	(391,225)	51,049

See accompanying notes.	F - 7

Alltech International Holdings, Inc.

Statements of Cash Flows, Continued

	Years Ended December 31,			Three Months Ended March 31,
	2000	2001	2002	2002	2003
				(Unaudited)
Increase (decrease) in cash	$445,657	$365,280	$890,573	$(858,623)	$(461,246)

Cash
Beginning of period	1,426,514	1,872,171	2,237,451	2,237,451	3,128,024

End of period	$1,872,171	$2,237,451	$3,128,024	$1,378,828	$2,666,778

Supplemental disclosures of cash flow information
Interest paid	$597,300	$566,300	$440,266	$116,700	$86,700

Income taxes paid	$262,200	$216,932	$104,198	$6,714	$67,804

Supplemental schedule of noncash investing and financing activities

On December 30, 2002, the majority stockholder exchanged his interests in the foreign subsidiaries to the Company in exchange for 1,733,740 shares of common stock.

Distributions for the year ended December 31, 2002 in the amount of $75,000 were declared in 2002 and were paid in 2003. On January 1, 2003, Alltech International Holdings, Inc. (AIH) entered into a merger agreement with U.S. Consolidated Industries, Inc. (USCI). The stockholders of USCI received 600,000 shares of AIH common stock.

See accompanying notes.	F - 8

Alltech International Holdings, Inc.

Notes to the Financial Statements

Years Ended December 31, 2000, 2001, 2002 and Three Months Ended March 31, 2003

Note 1 Description of Business

On October 31, 2002, Alltech International Holdings, Inc. (AIH) was incorporated in the State of Delaware. As of December 31, 2002, AIH was inactive and owned substantially no assets. On January 1, 2003, the stockholders of Alltech Associates, Inc. (“Alltech”) exchanged all of the outstanding common stock of Alltech for common stock of AIH at the rate of 3.05236 common stock for each share of Alltech common stock. AIH is considered the successor to Alltech Associates, Inc. and Subsidiaries. All shares presented are reflected as if the merger has taken place as of January 1, 2000.

AIH, through Alltech, assembles, markets and distributes chromatography accessories, supplies and equipment principally from its facilities in Deerfield, Illinois and State College, Pennsylvania. Alltech also operates two foreign sales branches in New Zealand and Belgium, wholly owned foreign sales subsidiaries in Australia, Hong Kong, the Netherlands, France, Germany, Italy, the United Kingdom and China, as well as 51 percent owned subsidiaries in Mexico and Japan.

On January 1, 2003, AIH entered into a merger agreement with USCI a nonreporting, public shell corporation. The stockholders of USCI received 600,000 shares of AIH common stock.

During January 2003, AIH initiated a private placement of up to 400,000 shares of its common stock pursuant to Rule 504 promulgated under Regulation D adopted pursuant to the Securities Act of 1933, as amended.

Note 2 Summary of Significant Accounting Policies

Principles of Consolidation—The consolidated financial statements include the accounts and transactions of Alltech International Holdings, Inc. and Subsidiaries (the “Company”). All significant intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition—The Company recognizes revenue from product sales upon shipment to its customers. All discounts and allowances provided to customers are recorded as allowances in determining net sales.

Unaudited Interim Financial Information—The unaudited balance sheet as of March 31, 2003, and the unaudited statements of operations and cash flows for the three months ended March 31, 2002 and 2003, and the unaudited statement of changes in stockholders’ equity and comprehensive income for the three months ended March 31, 2003 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company’s financial position, results of operations and cash flows. Operating results for the three months ended March 31, 2002 and 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002 and 2003. The footnotes related to such periods are also unaudited.

Segments—The Company’s operations involve only one industry segment; manufacturing, assembly and sale of chromatography accessories, supplies and equipment.

F - 9

Alltech International Holdings, Inc.

Notes to the Financial Statements

Years Ended December 31, 2000, 2001, 2002 and Three Months Ended March 31, 2003

Note 2 Summary of Significant Accounting Policies, Continued

Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash—Alltech maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company’s foreign subsidiaries cash accounts are not insured. Management believes that the Company is not exposed to any significant credit risk on cash balances.

Accounts Receivable—The Company grants trade credit to domestic and international customers. Receivables are valued at management’s estimate of the amount that will ultimately be collected. The allowance for doubtful accounts is based on the specific identification of uncollectible accounts and the Company’s historical collection experience.

Marketable Securities—The Company considers marketable equity securities to be available for sale, and are therefore carried at fair value, with net unrealized gains and losses reported as a separate component of stockholders’ equity. Gross unrealized gains amounted to $0, $55,767 and $31,669 for the years ended December 31, 2000, 2001 and 2002. The marketable equity securities are included in prepaid expenses and other current assets in the accompanying financial statements.

Inventories—Inventories are valued at the lower of cost or market. Domestic Alltech inventories, which represent 76 percent in 2001 and 74 percent in 2002 of total inventory, are valued using the last-in, first-out (LIFO) method. Foreign inventories are valued on the first-in, first-out (FIFO) method.

Property, Plant and Equipment—Property, plant and equipment are valued at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred. Expenditures that materially extend the useful lives of assets are capitalized.

Goodwill—Goodwill represents the excess of acquired companies’ acquisition costs less the fair value of net tangible and intangible assets acquired. Goodwill related to purchase acquisitions completed prior to June 30, 2001 was amortized on a straight-line basis over its estimated useful life through the end of 2001. In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” Under these standards, all acquisitions subsequent to June 30, 2001 must be accounted for under the purchase method of accounting, and purchased goodwill is no longer subject to amortization; however, goodwill is subject to an assessment for impairment annually in accordance with the statement, whereby goodwill is allocated to the Company’s reporting units and impairment is deemed to exist if the carrying value of a reporting unit exceeds its estimated fair value. The Company adopted SFAS No. 141 and SFAS No. 142 as of January 1, 2002, which resulted in the impairment of the goodwill, attributed to Alltech acquisitions prior to June 30, 2001 of $328,899. The Company determined that the recorded value of their investments in the United Kingdom and the Netherlands had been permanently impaired after considering such factors as financial performance, liquidity and other general market factors. Had this change in accounting principle been adopted on January 1, 2000 the reported net loss would have been decreased by $117,000 and $340,000 in 2000 and 2001, respectively.

F - 10

Alltech International Holdings, Inc.

Notes to the Financial Statements

Years Ended December 31, 2000, 2001, 2002 and Three Months Ended March 31, 2003

Note 2 Summary of Significant Accounting Policies, Continued

Foreign Currencies Translation—The accounts of the foreign branches and subsidiaries are translated into U.S. dollars from their functional local currency. The translation of the applicable foreign currencies into U.S. dollars is performed for the balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the year. The gains or losses resulting from such translations are included as a separate component in stockholders’ equity. During 2000, 2001 and 2002, respectively, approximately 41.1 percent, 45.1 percent and 47.3 percent of the Company’s net sales were derived from operations outside the United States.

Advertising—Advertising is expensed when the costs are incurred. Advertising expense was $1,678,000, $1,065,000 and $1,119,000 for 2000, 2001 and 2002, respectively.

Research and Development—Research and development activities are expensed when the costs are incurred. Total research and development costs were $1,072,000, $1,180,000 and $984,000 for 2000, 2001 and 2002, respectively.

Income Taxes—Alltech elected to be taxed as an “S” corporation under provisions of the Internal Revenue Code. Under those provisions, the entity did not pay federal corporate taxes on its taxable income and the stockholders were liable for the income taxes on their respective shares of Alltech’s taxable income. The provision for income taxes includes the foreign subsidiaries’ income or loss taxed in their respective jurisdictions at their respective statutory tax rates. The election to be taxed as an “S” corporation was terminated effective January 1, 2003 due to the reorganization described in Note 1. Undistributed earnings as of January 1, 2003, the date the S corporation election was terminated, were reflected as a constructive distribution and deemed contribution to additional paid-in capital. To give effect to the conversion from an S corporation to a C corporation pro forma information has been presented on the statements of operations for the year ended December 31, 2002 and the three months ended March 31, 2002. Deferred income taxes are provided for temporary differences between financial and taxable income in the financial statements.

Earnings Per Share—The Company computes earnings per share under Statement of Financial Accounting Standards No. 128, “Earnings per Share” (SFAS 128). Under SFAS 128, “Basic Earnings per Share” is computed by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding during the period. “Diluted Earnings per Share” reflects the potential dilution that could occur if warrants and options or other contracts to issue common stock were exercised and resulted in the issuance of additional common shares. For the years ended December 31, 2000 and 2001, diluted earnings per share and basic earnings per share are identical because of the losses incurred during those years. All options discussed in Note 11 were omitted from the computation of diluted earnings (loss) per share because the options are antidilutive when net losses are reported.

F - 11

Alltech International Holdings, Inc.

Notes to the Financial Statements

Years Ended December 31, 2000, 2001, 2002 and Three Months Ended March 31, 2003

Note 2 Summary of Significant Accounting Policies, Continued

The weighted average number of shares of common stock and common stock equivalents used to compute basic and diluted earnings (loss) per share for the year ended December 31, 2002 and the quarters ended March 31, 2002 and 2003 were calculated as follows:

	Year Ended December 31, 2002		Three Months Ended March 31,
			2002		2003
	Basic	Diluted	Basic	Diluted	Basic	Diluted

Weighted average number of shares of common stock outstanding	6,571,861	6,571,861	6,561,228	6,561,228	8,897,405	8,897,405

Dilutive effect of exercise of stock options		695,853				663,846

Weighted average number of shares of common stock outstanding and common stock equivalents	6,571,861	7,267,714	6,561,228	6,561,228	8,897,405	9,561,251

Earnings (loss) per common shares	$0.11	$0.10	$(0.02)	$(0.02)	$0.17	$0.16

Options to purchase 701,253 shares as of March 31, 2002, were outstanding but were not included in the computation of diluted EPS because their effect would be antidilutive due to a loss for the period.

Foreign currency transaction gains (losses) amounted to $(323,556), $(140,242), and $237,943 in 2000, 2001 and 2002, respectively.

Fair Value of Financial Instruments—Management believes that the book value of its current receivables, accounts payable and accrued expenses approximates fair value due to their short-term nature and the fair value of the revolving line of credit and note payable stockholder is equal to their carrying values because the interest rates adjust with changes in the market rate of interest. The fair value of the mortgage and equipment notes are not materially different from their carrying value based upon using interest rates that management believes approximate interest rates currently available for similar debt.

Unaudited Pro Forma Income—The unaudited pro forma income adjustment for the year ended December 31, 2002 and the three months ended March 31, 2002, reflects a provision for federal and state income taxes as if Alltech were a “C” corporation rather than an “S” corporation for such period based upon the statutory rates.

F - 12

Alltech International Holdings, Inc.

Notes to the Financial Statements

Year Ended December 31, 2000, 2001, 2002 and Three Months Ended March 31, 2003

Note 2 Summary of Significant Accounting Policies, Continued

Unaudited Pro Forma Net Income Per Share—For the year ended December 31, 2002 and the three months ended March 31, 2002, unaudited pro forma net income per common share has been computed dividing unaudited pro forma income by the weighted average number of shares of common stock outstanding during the period.

Recent Accounting Pronouncements—In April 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. The changes in SFAS 149 improve financial reporting by requiring that contracts with similar characteristics be accounted for similarly. SFAS 149 is effective, with some exceptions, for contracts entered into or modified after June 30, 2003. The Company does not expect the application of SFAS 149 to have a material impact on its financial position or results of operations.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities: an Interpretation of ARB No. 51” (FIN 46). FIN 46 addresses consolidation by business enterprises of entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Variable interest entities are required to be consolidated by their primary beneficiaries if they do not effectively disperse risks among parties involved. The primary beneficiary of a variable interest entity is the party that absorbs a majority of its expected residual returns. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003 and apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain new disclosure requirements apply to all financial statements issued after January 31, 2003. The Company does not believe that these provisions will have a material impact on its financial statements.

In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure an amendment to SFAS 123. SFAS 148 amends SFAS 123, Accounting for Stock-Based Compensation to provide alternative methods of transition to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. SFAS 148 is effective for fiscal years ending after December 15, 2002 with respect to the alternative transition methods permitted and the annual disclosures required. The disclosure provisions for interim financial information is effective for all periods presented in financial reports containing financial statements for interim periods beginning after December 15, 2002. Management has not yet evaluated the alternative transition methods if it were to adopt SFAS 123 under this new standard, however, the Company has complied with all current disclosure requirements.

F - 13

Alltech International Holdings, Inc.

Notes to the Financial Statements

Year Ended December 31, 2000, 2001, 2002 and Three Months Ended March 31, 2003

Note 2 Summary of Significant Accounting Policies, Continued

In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue 00_21, Accounting for Revenue Arrangements with Multiple Deliverables. EITF Issue 00-21 provides guidance on how to determine when an arrangement that involves multiple revenue-generating activities or deliverables should be divided into separate units of accounting for revenue recognition purposes, and if this division is required, how the arrangement consideration should be allocated among the separate units of accounting. The guidance in the consensus is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company is currently evaluating certain implementation provisions, but does not expect the adoption of EITF Issue 00-21 to have a material effect on its financial position, results of operations and cash flows.

In November 2002, the FASB issued Interpretation (“FIN”) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB 5, 57 and 107 and Rescission of FIN 34. FIN 45 requires that guarantors recognize a liability for certain types of guarantees equal to the fair value of the guarantee upon its issuance. FIN 45 also requires increased disclosure of guarantees, including product warranty information. The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods that end after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. Effective January 1, 2003 the Company adopted FIN 45, which did not have a material impact on its financial position or results of operations.

Reclassifications—Certain amounts reported in the 2000 and 2001 financial statements have been reclassified to conform with the 2002 presentation.

Note 3 Inventories

Inventories consist of:

	December 31,		March 31, 2003
	2001	2002
			(Unaudited)
Finished goods	$5,589,815	$5,596,896	$5,360,109
Raw materials and work in process	1,334,535	1,235,802	1,459,000

	6,924,350	6,832,698	6,819,109
LIFO valuation reserve	(1,220,707)	(1,240,369)	(1,270,369)

	$5,703,643	$5,592,329	$5,548,740

Had the Company stated its domestic inventories on the FIFO basis, net loss would have decreased by approximately $87,000 in 2000 and $61,000 in 2001 and net income would have increased by approximately $20,000 in 2002.

F - 14

Alltech International Holdings, Inc.

Notes to the Financial Statements

Years Ended December 31, 2000, 2001, 2002 and Three Months Ended March 31, 2003

Note 4 Property, Plant and Equipment

Property, plant and equipment at December 31, 2001 and 2002 consist of:

	2001	2002	Depreciable Lives
Land	$478,223	$529,947	31 — 39 years
Building and improvements	3,197,612	3,234,059	3 — 10 years
Office furniture and equipment	7,790,324	8,410,824	5 — 10 years

	11,466,159	12,174,830
Accumulated depreciation	(8,872,747)	(9,611,284)

	$2,593,412	$2,563,546

Depreciation and amortization expense amounted to approximately $909,000, $680,000 and $605,000 for the years ended December 31, 2000, 2001 and 2002.

Note 5 Cash Surrender Value of Life Insurance

Cash surrender value of life insurance at December 31, 2001 and 2002 consists of:

	2001	2002
Cash value of life insurance policies under deferred compensation program	$601,281	$663,037
Cash value of life insurance policies	365,201	380,272
Loans thereon	(112,338)	(112,633)

	$854,144	$930,676

Note 6 Related-Party Transactions

The Company has an unsecured note payable to the majority stockholder in the amount of $2,500,000. The note bears interest at the prime rate (4.25 percent at December 31, 2002) and is due on demand. The Company also received advances from the majority stockholder, which bear interest at the prime rate, are unsecured and due on demand. The related interest expense was approximately $180,000, $205,000 and $144,000, respectively, for the years ended December 31, 2000, 2001 and 2002 and $37,000 and $29,000, respectively, for the quarters ended March 31, 2002 and 2003. The note payable and the advances from the stockholder are subordinated to the line of credit (Note 7). The total amount subordinate to the line of credit was $2,800,000 through December 31, 2002 and $2,500,000 thereafter.

On December 30, 2002, the majority stockholder exchanged his interests in the Company’s foreign subsidiaries for 1,733,740 shares of common stock. The number of shares issued to the majority shareholder was determined based upon an independent appraisal. However, the transaction was recorded at the historical cost of the majority stockholder’s ownership interest with no step up in basis recorded.

F - 15

Alltech International Holdings, Inc.

Notes to the Financial Statements

Years Ended December 31, 2000, 2001, 2002 and Three Months Ended March 31, 2003

Note 7 Line of Credit

The Company has a revolving line of credit, based on eligible accounts receivable and inventory, as defined, not to exceed $5,000,000 due May 31, 2004. Borrowings under the line bear interest at the prime rate. The borrowings under this line of credit were $3,500,000 at December 31, 2001 and 2002. Financial covenants and ratios have been established for minimum tangible net worth, debt service, and leverage, as defined.

The line of credit is collateralized by substantially all assets of the Company.

The weighted average interest rates on the aforementioned borrowings were 9.2 percent, 6.9 percent and 4.7 percent for the years ended December 31, 2000, 2001 and 2002, respectively. Under the borrowing base formula, the Company had available for borrowing approximately $780,000 as of December 31, 2002.

Note 8 Long-Term Debt

Long-term debt consists of:

	December 31,		March 31, 2003
	2001	2002
			(Unaudited)
Term loans to bank
Europe	$1,479,946	$1,491,675	$1,483,887
Australia	342,776	303,715	292,019
United States	388,741	296,276	271,642
Japan	215,966	166,324	151,564

	2,427,429	2,257,990	2,199,112
Current portion	(573,603)	(649,352)	(522,694)

	$1,853,826	$1,608,638	$1,676,418

The Europe term loans consist of various debt agreements in Belgium, France and Netherlands, that become due between 2003 and 2009, which are collateralized by land, buildings and equipment. Interest rates range from 5.30 percent to 6.10 percent.

The Australian loans consist of various debt agreements that become due between 2004 and 2006, which are collateralized by land, buildings and equipment. Interest rates range from 5.25 percent to 6.13 percent.

The United States term loan is payable in monthly installments of $10,501 including interest at the prime rate, due in August 2005 and is collateralized by substantially all assets of the Company.

F - 16

Alltech International Holdings, Inc.

Notes to the Financial Statements

Years Ended December 31, 2000, 2001, 2002 and Three Months Ended March 31, 2003

Note 8 Long-Term Debt, Continued

The Japan term loans consist of various debt agreements that become due between 2003 and 2006, which are collateralized by machinery and equipment. Interest rates range from 2.3 percent to 3.0 percent. Aggregate maturities of long-term debt approximate the following:

2003	$649,352
2004	544,935
2005	425,262
2006	273,501
2007	247,515
Thereafter	117,425

$2,257,990

Note 9 Income Taxes

For the years ended December 31, 2000, 2001 and 2002 and for the three months ended March 31, 2002, Alltech was treated as an S corporation under the Internal Revenue Code and therefore no provisions for federal income taxes were reflected in the historical statements for such periods.

Income tax expense (benefit) consist of:

	Years Ended December 31,			Three Months Ended March 31,
	2000	2001	2002	2002	2003
				(Unaudited)
Current
Federal	$—	$—	$—	$—	$40,000
Foreign	84,977	124,418	164,356	6,714	27,804
State
Deferred					(1,004,000)

	$84,977	$124,418	$164,356	$6,714	$(936,196)

The components of the Company’s net deferred tax asset are as follows:

March 31, 2003
(Unaudited)
Net deferred tax asset
Inventory adjustments	$252,000
Allowance for doubtful accounts	57,000
Other accruals	144,000
Deferred compensation	432,000
Depreciation	119,000

$1,004,000

F - 17

Alltech International Holdings, Inc.

Notes to the Financial Statements

Years Ended December 31, 2000, 2001, 2002 and Three Months Ended March 31, 2003

Note 9 Income Taxes, Continued

The reconciliation between the tax rate computed by applying the combined federal and state effective tax rate of 40 percent to income before income taxes and the actual effective tax rate is as follows:

	Years Ended December 31,			Three Months Ended March 31,
	2000	2001	2002	2002	2003
				(Unaudited)
Provision (benefit) computed at effective tax rates	$(113,000)	$(294,000)	$400,000	$(44,000)	$232,000
Variation resulting from effect of different foreign rates	220,000	36,000	55,000	85,000	(84,000)
Effect of EIE earnings	(45,000)	(172,000)	(177,000)	(43,000)	(44,000)
Cash surrender value	(40,000)	(77,000)	(31,000)	(8,000)	(8,000)
Effect of filing as an S corporation	22,000	606,000	(89,000)	(20,000)
Effect of deferred taxes					(1,004,000)
Other	40,977	25,418	6,356	23,286	(28,196)

	$84,977	$124,418	$164,356	$(6,714)	$(936,196)

Note 10 Deferred Compensation

The Company has entered into agreements with certain key employees to pay them or their beneficiaries deferred compensation at age 65. Upon termination of service or death, the employee or beneficiary is entitled to receive his or her vested balance. The agreements are intended to provide full vesting after five years of service from the date of the agreements. The Company has acquired life insurance policies to fund the deferred compensation payments as they come due.

F - 18

Alltech International Holdings, Inc.

Notes to the Financial Statements

Years Ended December 31, 2000, 2001, 2002 and Three Months Ended March 31, 2003

Note 11 Stock Option Plan

Effective April 24, 2000, Alltech established a stock option plan for eligible employees. The exercise price of each option is equal to the fair market value per share at the grant date, as defined in the plan. The stock options were issued with vesting periods ranging from immediate to five years and expire ten years from the date of grant. Effective January 1, 2003, the stock option plan was converted to a stock option shares of AIH. AIH has reserved approximately 740,000 shares of common stock for issuance under the plan. Transactions involving stock options are summarized as follows:

	Weighted Average Exercise Price	Option Shares
Outstanding at January 1, 2000	$—	—
Granted	0.44	739,550
Exercised	0.44	(4,176)

Outstanding at December 31, 2000	0.44	735,374
Exercised	0.44	(4,179)

Outstanding at December 31, 2001		731,195
Exercised	0.44	(16,388)
Forfeitures	0.44	(18,954)

Outstanding at December 31, 2002		695,853

The following summarizes information about the outstanding and exercisable options at December 31, 2002:

Exercise Price	Options Outstanding	Exercisable	Weighted Average Exercise Price
$0.44	695,853	685,942	$0.44

All of the options outstanding became fully exercisable upon the conversion on January 1, 2003.

As permitted under generally accepted accounting principles, grants under the plan are accounted for under the provisions of APB Opinion 25. Accordingly, no compensation cost has been recognized for grants made to date. Determining compensation cost under Statement of Financial Accounting Standards (SFAS) No. 123 had an impact of less than $.01 per share from that which would have been recorded for the years ended December 31, 2000, 2001 and 2002. The fair value of stock options awarded to employees is calculated using the Black-Sholes option-pricing model based on the following assumptions:

2000
Risk-free interest rate	5.00%
Expected option life	60 months
Expected volatility	None
Expected dividend	None

F - 19

Alltech International Holdings, Inc.

Notes to the Financial Statements

Years Ended December 31, 2000, 2001, 2002 and Three Months Ended March 31, 2003

Note 11 Stock Option Plan, Continued

Effective May 1, 2003, AIH adopted the Alltech International Holdings, Inc. 2003 Employee Stock Option Plan. The exercise price of each option is equal to the fair market value per share at the grant date, as defined in the Plan. The stock options will be issued with vesting periods as determined by the administrator of the Plan and expire ten years from the grant date. AIH has reserved 500,000 shares of common stock for issuance under the Plan.

Note 12 Lease Commitments

The Company leases various domestic and foreign offices, laboratories, warehouse facilities, and equipment under noncancelable operating leases, including offices, laboratories and warehouse facilities leased from the majority stockholder.

The approximate future minimum annual rental payments required under these leases are summarized as follows:

	Lease with Majority Stockholder	Other
2003	$345,000	$247,082
2004		209,508
2005		132,376
2006		49,210
2007		15,014

	$345,000	$653,190

Rent expense for the years ended December 31, 2000, 2001 and 2002 amounted to approximately $600,000, $590,000 and $621,000, respectively, of which approximately $345,000 for each year related to a lease with the majority stockholder. Unpaid rent to the majority stockholder totaling $268,000, $300,000 and $240,000, respectively, at December 31, 2001 and 2002 and March 31, 2003, is included in due to stockholder in the accompanying balance sheets.

Note 13 Benefit Plans

A profit sharing plan is maintained by the Company for eligible employees. The contribution to the plan is discretionary as determined by the Board of Directors. In 2002, the Company added a 401(k) feature to its profit sharing plan. Contributions to the benefit plans were approximately $614,000, $675,000 and $330,000 for 2000, 2001 and 2002, respectively.

F - 20

Alltech International Holdings, Inc.

Notes to the Financial Statements

Years Ended December 31, 2000, 2001, 2002 and Three Months Ended March 31, 2003

Note 14 Contingencies

On April 22, 2003, Dionex Corporation filed a complaint for patent infringement against the Company in the United States District Court for the Northern District of California. The complaint alleges that the Company has infringed three patents assigned on their face to Dionex; U.S. Pat. Nos. 5,773,615; 6,495,371; and 6,508,885. Dionex has requested injunctive relief and an undetermined amount of damages for the Company’s past alleged infringement. The Company has retained counsel and intends on vigorously defending such action and as such, filed an answer on June 24, 2003, denying the infringement, among other things. The Company is also seeking a declaratory judgment that the Dionex patents are invalid and not infringed. Management is currently unable to estimate the amount of liability, if any, that might result from this complaint.

Note 15 Geographic Operations

The following table presents the Company’s revenues and pretax income in different geographic regions:

	North America	Europe	Asia/ Pacific	All Other	Adjustments and Eliminations	Consolidated
2000
Revenue	$31,506,879	$9,723,166	$3,037,845	$3,297,307	$(7,429,851)	$40,135,346
Pretax income	60,549	(391,578)	159,575	(97,532)	(13,718)	(282,704)
Long lived assets	1,823,452	981,437	59,105	740,176		3,604,170
2001
Revenue	31,915,891	11,543,203	3,407,981	3,110,745	(8,620,669)	41,357,151
Pretax income	(1,085,157)	243,757	92,700	42,472	(28,103)	(734,331)
Long lived assets	1,898,894	845,319	53,428	649,914		3,447,555
2002
Revenue	30,943,799	12,077,143	3,806,588	3,377,152	(8,427,481)	41,777,201
Pretax income	370,620	557,220	69,875	115,393	(112,445)	1,000,663
Long lived assets	1,872,265	856,402	44,960	720,596		3,494,223

Most services of the Company are provided on an integrated worldwide basis. Therefore, it is not practicable to separate precisely the U.S. and international services. Accordingly, the data in the above table are, in part, based upon internal allocations, which necessarily involve management’s judgment.

The Company has no single customer who represents greater than 10 percent of net sales.

F - 21

Alltech International Holdings, Inc.

Notes to the Financial Statements

Years Ended December 31, 2000, 2001, 2002 and Three Months Ended March 31, 2003

Note 16 Quarterly Financial Data (Unaudited)

Quarters ended	March 31	June 30	September 30	December 31
2001
Revenue	$10,881,943	$10,361,817	$9,879,410	$10,233,981
Pretax income (loss)	(194,994)	(259,041)	(301,204)	20,908
Net loss	(193,235)	(257,463)	(302,800)	(105,251)
Basic	(0.03)	(0.04)	(0.05)	(0.02)
Diluted	(0.03)	(0.04)	(0.05)	(0.02)

Quarters ended	March 31	June 30	September 30	December 31
2002
Revenue	$10,501,657	$10,650,794	$11,105,076	$9,519,674
Pretax income (loss)	(109,075)	301,439	450,957	357,342
Net income (loss)	(115,789)	246,525	430,995	274,576
Earnings per common share
Basic	(0.02)	0.04	0.07	(0.01)
Diluted	(0.02)	0.03	0.06	(0.01)
Cash dividends declared per common share				0.01

F - 22

Independent Auditors’ Report

Board of Directors of Alltech International Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Alltech International Holdings, Inc. as of December 31, 2001 and 2002, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and of cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the foreign subsidiaries’ financial statements as of December 31, 2001 and 2002, which statements comprise 52 and 49 percent of total assets, respectively, and 41, 45, and 47 percent of total revenue, respectively, for the years ended December 31, 2000, 2001 and 2002. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for those subsidiaries is based solely on the reports of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alltech International Holdings, Inc. as of December 31, 2001 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Company adopted Statement of Financial Accounting Standards No. 142,” Goodwill and Other Intangible Assets,” on January 1, 2002.

Chicago, Illinois March 13, 2003, except for Note 11, as to which the date is May 1, 2003, Note 7, as to which the date is May 30, 2003 and Note 14, as to which the date is June 24, 2003

Altschuler Melvoin & Glasser LLP

Chicago Illinois

F - 23

Additional Financial Data

Independent Auditors’ Report on Schedules

Board of Directors of Alltech International Holdings, Inc.

In connection with our audit of the consolidated statements of Alltech International Holdings, Inc. referred to in our report dated March 13, 2003, which is included in this Form 10, we have also audited Schedule II as of and for the years ended December 31, 2000, 2001 and 2002. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

Altschuler Melvoin & Glasser LLP

Chicago, Illinois

March 13, 2003

S - 1

Alltech International Holdings, Inc.

Valuation and Qualifying Accounts

Years Ended December 31, 2000, 2001 and 2002

	Column B Balance at Beginning of Period	Column C Charged to Costs and Expense	Column D Writeoffs	Column E Balance at End of Period
2000
Allowance for doubtful accounts	$188,191	$55,513	$49,758	$193,946
2001
Allowance for doubtful accounts	193,946	29,143	18,089	205,000
2002
Allowance for doubtful accounts	205,000	39,070	18,070	226,000

S - 2

Exhibit A

1.	AUDIT SCOPE

Nous avons men une mission d’audit contractuel des comptes sociaux de la société S.A.R.L. ALLTECH FRANCE arrêtés au 31 decembre 2002. Notre mission s’inscrit dans le cadre de la consolidation des comptes de ALLTECH US. A ce titre nous avons reçu des instructions d’audit des auditeurs de la succursale belge de la société mére, le cabinent Ernst & Young représenté par Monsieur Jean HANET.

Ces instructions indiquent que les comptes doivent être arrêtés au format des principes comptables US GAAP

La société n’ayant reçu aucune instruction specifique de sa maison mére concernant le package de présentation de ses comptes, elle s’est contentée d’adresser dans les délais une balance generale des comptes authentiflée par nos soins.

2.	MATERIALITY LEVELS

Conformément aux instructions reques, nous avons retenu des seuils de matérialité en rapport avec les données chiffrees des comptes de la société et fixés aux montants suivants.

➢	Ajustement demandé: 10 K€,

➢	Reclassement demandé: 10 K€

Ceux-ci sont inferieurs au montant maximum de 50 K€ precrits dans les instructions de dos auditeurs de la maison mére.

3.	ENGAGEMENT TEAM

La responsabilité de la mission a eté assurée par François MAHE, associé signataire au nom due cabinet AUDITEURS & CONSEILS ASSOCIES, assisté de Emmanuel de FOUGEROUX

Les travaux d’audit se sont deroulé au siége de la société du 12 au 14 fevrier 2003 et ont donne lieu à une réunion de syntbèse avec Monsieur Karel GEENS, gérant de la société et l’associè signataire.

4.	POINTS D’ AUDIT

➢	Ajustement comptabilisé

Nous avons relevé une facture de commissions sur ventes concernant I’exercise 2002 d’un montant de 3 K€ qui a été comptabilisée a notre demande.

➢	Contrôle interne

La responsable comprable est signataire de l’ensemble des moyens de paiement. Du fair de ses fonctions elle a également acces à la comptabilité. Ce cumul de fonctions nous paraît strictement incompatible au plan des principes de contrôle interne.

Nous recommandons donc que la répartition des tâches et les procédures de l’entreprise soient modifiées afin de faire disparaître ce cumul.

➢	Engagements de retraite

Aucune provision u’a éré constituce pour prendre en compte les engagements de retraite des salariés. Nous n’avons pas estimé le montant de cette provision au 31 décembre 2002. Nous pensons toutefois que le montant de la provision concernant les engagements de retraite à prendre en compte au titre de l’exercice 2002 devrait être inférieur au seuil de matérialite retenu.

➢	Section R&D

Un salarié de la société est responsable d’une activité de R&D localisée en Belgique et son coûr est normalement intégralement facturé à la succursale beige. Un examen détaillé montre cette facturation est insuffisante et ne couvre pas l’intégralité des coûts supportés par la société. Le déficit non couvert s’éléve à b K€ en 2002. ll étair de 18 K€ en 2001.

➢	Livraisons directes à partir de la Belgique

Certaines livraisons sont directement expédiées de la Belgique aux clients sans transiter par la France. Aucun document preuve de certe livraison n’est disponible en France. Nous recommandons qu’une copie du bon de livraison soit transmise à la société française par les services administratifs belges.

5.	OPINION D’AUDIT

A notre avis, le bilan et le compte de résultat de ALLTECH FRANCE arrêtés au 31 décembre 2002, tels qu’ils sont présentés dans cette note de synthése, sont reguliers et sinceres, et donnent une image fidéle du résultat des opérations de l’exercice écoulé ainsi que de la situation financiére et due patrimoine de la société à la fin de cet exercice.

Fait à Paris le 18 février 2003

François MAHE

ALLTECH ASSOCIATES APPLIED SCIENCE LIMITED

AUDITORS’ REPORT

TO THE SHAREHOLDERS OF ALLTECH ASSOCIATES APPLIED SCIENCE LIMITED

We have audited the financial statements on pages 4 to 12 which have been prepared in accordance with the Financial Reporting Standard for Smaller Entities (effective March 2000), under the historical cost convention and the accounting policies set out on page 6.

Respective responsibilities of directors and auditors

As described on page 2 the company’s directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

Basis of opinion

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion the financial statements give a true and fair view of the state of the company’s affairs as at 31 December 2000 and of its profit for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

/s/ [ILLEGIBLE] Lonsdale & Partners	13 February 2001

Chartered Accountants	Priory Close
Registered Auditor	St Marys Gate
Lancaster
Lancashire
LA1 1XB

ALLTECH ASSOCIATES APPLIED SCIENCE LIMITED

INDEPENDENT AUDITORS’ REPORT

TO THE SHAREHOLDERS OF ALLTECH ASSOCIATES APPLIED SCIENCE LIMITED

We have audited the financial statements of Alltech Associates Applied Science Limited on pages 4 to 12 for the year ended 31 December 2001. These financial statements have been prepared in accordance with the Financial Reporting Standard for Smaller Entities (effective March 2000), under the historical cost convention and the accounting policies set out herein.

Respective responsibilities of the directors and auditors

As described in the statement of directors’ responsibilities on page 2 the company’s directors are responsible for the preparation of the financial statements in accordance with applicable law and United Kingdom Accounting Standards.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and United Kingdom Auditing Standards.

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the directors’ report is not consistent with the financial statements, if the company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors’ remuneration and transactions with the company is not disclosed.

We read the directors’ report and consider the implications for our report if we become aware of any apparent misstatements within it.

Basis of audit opinion

We conducted our audit in accordance with United Kingdom Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion the financial statements give a true and fair view of the state of the company’s affairs as at 31 December 2001 and of its profit for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

/s/ LONSDALE & PARTNERS
Lonsdale & Partners	26 February 2003

Chartered Accountants	Priory Close
Registered Auditor	St Marys Gate
Lancaster
Lancashire
LA1 1XB

ALLTECH ASSOCIATES APPLIED SCIENCE LIMITED

INDEPENDENT AUDITORS’ REPORT

TO THE SHAREHOLDERS OF ALLTECH ASSOCIATES APPLIED SCIENCE LIMITED

We have audited the financial statements of Alltech Associates Applied Science Limited on pages 4 to 12 for the year ended 31 December 2002. These financial statements have been prepared in accordance with the Financial Reporting Standard for Smaller Entities (effective June 2002), under the historical cost convention and the accounting policies set out therein.

Respective responsibilities of the directors and auditors

As described in the statement of directors’ responsibilities on page 2 the company’s directors are responsible for the preparation of the financial statements in accordance with applicable law and United Kingdom Accounting Standards.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and United Kingdom Auditing Standards.

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the directors’ report is not consistent with the financial statements, if the company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors’ remuneration and transactions with the company is not disclosed.

We read the directors’ report and consider the implications for our report if we become aware of any apparent misstatements within it.

Basis of audit opinion

We conducted our audit in accordance with United Kingdom Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered neccessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion the financial statements give a true and fair view of the state of the company’s affairs as at 31 December 2002 and of its profit for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

/s/ LONSDALE & PARTNERS
Lonsdale & Partners	26 February 2003

Chartered Accountants	Priory Close
Registered Auditor	St Marys Gate
Lancaster
Lancashire
LA1 1XB

CONSULAUDIT

Società di Revisione e Organizzazione Contabile

[LOGO OF NEXIA]

REPORT OF INDEPENDENT AUDITORS

To the Stockholders of Alltech Italia S.r.l.

We have audited the balance sheet of Alltech Italia S.r.l. (an Italian corporation) as of December 31, 2002 and the related statements of income and changes in stockholders’ equity for the year then ending, expressed in Euro (which financial statements are not included herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company underestimated the provision for doubtful credits for some Euro 18.000; consequently net equity as of December 31, 2002 and profit for the year then ended are overestimated for some Euro 11.000, net of deferred taxes.

In our opinion, based on our audit, except for the effect of the above matter, the financial statements referred to above present fairly, in all material respects, the financial position of Alltech Italia S.r.l. as of December 31, 2002 and the results of its operations, and changes in stockholders’equity for the year ended December 31, 2002 and are in conformity with generally accepted accounting principles in the United States of America.

February 19, 2003

Milan, Italy

Consulaudit S.p.A.

/s/ Edoardo Beccaro

Edoardo Beccaro
Partner

20121 Milano—Via Senato 20

HOUNSELL & GILLING

C H A R T E R E D    A C C O U N T A N T S

NZ Alltech Inc. Auditor’s Report for the Year Ended 31 December 2000	D O N H O U N S E L L CHARTERED ACCOUNTANT 165 Mokoia Road Birkenhead PO Box 34 859 Auckland Tel 09-418 2729 Fax 09-418 2769 E-mail don@hounsell.co.nz

To the readers of the Financial Reports of NZ Alltech Inc.

I have audited the financial statements on pages 4 to 9. The financial statements provide information about the past performance of the company and its financial position as at 31st December 2000. This information is stated in accordance with the accounting policies set out on pages 7 and 8.

Director’s responsibilities

The director is responsible for the preparation of a financial statements which fairly reflects the financial position of the company as at 31st December 2000 and of the results of operations and cash flows for the Year Ended 31st December 2000.

Auditor’s Responsibilities

It is my responsibility to express an independent opinion on the financial statements presented by the director and report my opinion to you.

Basis of Opinion

An audit includes examining, on a test basis, evidence relevant to the amounts and disclosures in the financial statements. It also includes assessing:

•	the significant estimates and judgements made by the director in the preparation of the financial statements, and

•	whether the accounting policies are appropriate to the company’s circumstances, consistently applied and adequately disclosed.

I conducted my audit in accordance with generally accepted auditing standards in New Zealand. I planned and performed my audit so as to obtain all the information and explanation which I considered necessary in order to provide me with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatements, whether caused by fraud or error. In forming my opinion I also evaluated the overall adequacy of the presentation of the information in the financial statements.

Other than in my capacity as auditor I was engaged to format statutory financial statements from the client’s general ledger. I have no relationship with, or interest in NZ Alltech Inc., except for the presentation of the financial statements.

In forming my opinion I have considered the adequacy of the disclosures made in the financial statements regarding the use of the going concern assumption.

Fundamental Uncertainty

The financial statements have been prepared on a going concern basis, the validity of which depends on the continuing financial support from the company’s ultimate parent company, Alltech Associates Inc. Should the financial support be withdrawn and the company be unable to generate a surplus, the going concern basis may be invalid. The ultimate parent company, Alltech Associates Inc. has provided written assurances that it will continue to support the company.

NZ Alltech Inc.

Auditor’s Report

for the Year Ended 31 December 2000

Unqualified Opinion

I have obtained all the information and explanations I have required.

In my opinion:

•	Proper accounting records have been kept by the company as far as appears from my examination of those records; and

•	The financial statements on pages 4 to 9:

•	comply with generally accepted accounting practice; and

•	give a true and fair view of the financial position of the company as at 31 December 2000 and the results of its operation for the year ended on that date.

My audit report was completed on 20th March 2001 and my unqualified opinion is expressed as at that date.

Don Hounsell

Chartered Accountant

Auckland

Don Hounsell

Chartered Accountant

165 Mokoia Road

PO Box 34859

Birkenhead

Auckland

Tel: 09 418 2729

Fax: 09 418 2769

?? Tel: 09 418 3184

???@hounsell.co.nz

NZ Alltech Inc.

Auditor’s Report

for the Year Ended 31 December 2001

To the readers of the Financial Reports of NZ Alltech Inc.

I have audited the financial statements on pages 4 to 9. The financial statements provide information about the past performance of the company and its financial position as at 31st December 2001. This information is stated in accordance with the accounting policies set out on pages 7 and 8.

Director’s responsibilities

The director is responsible for the preparation of a financial statements which fairly reflects the financial position of the company as at 31st December 2001 and of the results of operations and cash flows for the Year Ended 31st December 2001.

Auditor’s Responsibilities

It is my responsibility to express an independent opinion on the financial statements presented by the director and reports my opinion to you.

Basis of Opinion

An audit includes examining, on a test basis, evidence relevant to the amounts and disclosures in the financial statements. It also includes assessing:

•	the significant estimates and judgments made by the director in the preparation of the financial statements, and

•	whether the accounting policies are appropriate to the company’s circumstances, consistently applied and adequately disclosed.

I conducted my audit in accordance with generally accepted auditing standards in New Zealand. I planned and performed my audit so as to obtain all the information and explanation which I considered necessary in order to provide me with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatements, whether caused by fraud or error. In forming my opinion I also evaluated the overall adequacy of the presentation of the information in the financial statements.

Other than in my capacity as auditor I was engaged to format statutory financial statements from the client’s general ledger. I have no relationship with, or interest in NZ Alltech Inc., except for the presentation of the financial statements.

In forming my opinion I have considered the adequacy of the disclosures made in the financial statements regarding the use of the going concern assumption.

Fundamental Uncertainty

The financial statements have been prepared on a going concern basis, the validity of which depends on the continuing financial support from the company’s ultimate parent company, Alltech Associates Inc. Should the financial support be withdrawn and the company be unable to generate a surplus, the going concern basis may be invalid. The ultimate parent company, Alltech Associates Inc. has provided written assurances that it will continue to support the company.

Unqualified Opinion

I have obtained all the information and explanations I have required.

In my opinion:

•	Proper accounting records have been kept by the company as far as appears from my examination of those records; and

•	The financial statements on pages 4 to 9:

•	comply with generally accepted accounting practice; and

•	give a true and fair view of the financial position of the company as at 31 December 2001 and the results of its operation for the year ended on that date.

My audit report was completed on 14 March 2002 and my unqualified opinion is expressed as at that date.

/s/ Don Hounsell

Don Hounsell Chartered Accountant Auckland

Don Hounsell

Chartered Accountants

165 Mokoia Road

PO Box 34 859

Birkenhead

Auckland

Tel: 09 418 2729

Fax: 09 418 2769

?? Tel: 09 418 3184

?don@hounsell.co.nz

NZ Alltech Inc.

Auditor’s Report

for the Year Ended 31 December 2002

To the readers of the Financial Reports of NZ Alltech Inc.

I have audited the financial statements on pages 4 to 10. The financial statements provide information about the past performance of the company and its financial position as at 31st December 2002. This information is stated in accordance with the accounting policies set out on pages 7 and 8.

Director’s responsibilities

The director is responsible for the preparation of a financial statements which fairly reflects the financial position of the company as at 31st December 2002 and of the results of operations and cash flows for the Year Ended 31st December 2002.

Auditor’s Responsibilities

It is my responsibility to express an independent opinion on the financial statements presented by the director and reports my opinion to you.

Basis of Opinion

An audit includes examining, on a test basis, evidence relevant to the amounts and disclosures in the financial statements. It also includes assessing:

•	the significant estimates and judgments made by the director in the preparation of the financial statements, and

•	whether the accounting policies are appropriate to the company’s circumstances, consistently applied and adequately disclosed.

I conducted my audit in accordance with generally accepted auditing standards in New Zealand. I planned and performed my audit so as to obtain all the information and explanation which I considered necessary in order to provide me with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatements, whether caused by fraud or error. In forming my opinion I also evaluated the overall adequacy of the presentation of the information in the financial statements.

Other than in my capacity as auditor I was engaged to format statutory financial statements from the client’s general ledger. I have no relationship with, or interest in NZ Alltech Inc., except for the presentation of the financial statements.

In forming my opinion I have considered the adequacy of the disclosures made in the financial statements regarding the use of the going concern assumption.

Fundamental Uncertainty

The financial statements have been prepared on a going concern basis, the validity of which depends on the continuing financial support from the company’s ultimate parent company, Alltech Associates Inc. Should the financial support be withdrawn and the company be unable to generate a surplus, the going concern basis may be invalid. The ultimate parent company, Alltech Associates Inc. has provided written assurances that

1

it will continue to support the company.

Unqualified Opinion

I have obtained all the information and explanations I have required.

In my opinion:

•	Proper accounting records have been kept by the company as far as appears from my examination of those records; and

•	The financial statements on pages 4 to 10:

•	comply with generally accepted accounting practice; and

•	give a true and fair view of the financial position of the company as at 31 December 2002 and the results of its operation for the year ended on that date.

My audit report was completed on 10 March 2003 and my unqualified opinion is expressed as at that date.

/s/ Don Hounsell

Don Hounsell Chartered Accountant Auckland

2

ALLTECH ASSOCIATES AUSTRALIA PTY LIMITED A.C.N. 002 463 309

Audit Report to the Members

Scope

We have audited the financial statements, being special purpose financial report for the year ended 31st December, 2000 of Alltech Associates Australia Pty Ltd.

The company directors are responsible for the financial statements and have determined that the accounting policies used are consistent with the financial reporting requirements of the association and are appropriate to meet the needs of the members. We have conducted an independent audit of the financial statements in order to express an opinion on them to the members of Alltech Associates Australia Pty Ltd. No opinion is expressed as to whether the accounting policies used are appropriate ?o meet the needs of the members.

The financial statements have been prepared for distribution to members for the purpose of fulfilling the directors’ financial reporting requirements. We disclaim any assumption of responsibility for any reliance on this report or on the financial statements financial report to which it relates to any other person other than the members, or for any purpose other than that for which it was prepared.

Our audit has been conducted in accordance with Australian Auditing Standards. Our procedures included examination, on a test basis, of evidence supporting the amounts and other disclosures in the financial statements, and significant accounting estimates. These procedures have been undertaken to form an opinion as to whether, in all material respects, the financial statements are presented fairly in accordance with the accounting policies described in Note 1 to the financial statements. These policies do not require the application of all Accounting Standards and other mandatory professional reporting requirements – (Urgent Issues Group Consensus Views).

The audit opinion expressed in this report has been formed on the above basis.

Audit opinion

?o our opinion, the financial statements present fairly, in accordance with the accounting policies described in Note 1 to the financial statements, the financial position of Alltech Associates Australia Pty Limited as at 31st December, 2000 and the results of its operations for the year then ended.

LANCE DOWLE & CO

CHARTERED ACCOUNTANTS

[ILLEGIBLE]

LANCE R DOWLE FCA FTIA JP

Dated: 30-03-01

ALLTECH ASSOCIATES AUSTRALIA PTY LIMITED A.C.N. 002 463 309

Independent Audit Report

Scope

We have audited the attached financial report, being a special purpose financial report comprising the Directors’ Declaration, Statement of Financial Performance, Statement of Financial Position, Statement of Cash Flows, and Notes to the Financial Statements, for the year ended 31 December, 2001 of ALLTECH ASSOCIATES AUSTRALIA PTY LIMITED. The company’s directors are responsible for the financial report and have determined that the accounting policies used and described in Note 1 to the financial statements which form part of the financial report are appropriate to meet the requirements of the Corporations Act 2001 and are appropriate to meet the needs of the members. We have conducted an independent audit of the financial report in order to express an opinion on it to the members of the company. No opinion is expressed as to whether the accounting policies used, and described in Note 1, are appropriate to the needs of the members.

The financial report has been prepared for distribution to members for the purpose of fulfilling the directors’ financial reporting requirements under the Corporations Act 2001. We disclaim any assumption of responsibility for any reliance on this report or on the financial report to which it relates to any person other than the members, or for any purpose other than that for which it was prepared.

Our audit has been conducted in accordance with Australian Auditing Standards. Our procedures included examination, on a test basis, of evidence supporting the amounts and other disclosures in the financial statements, and the evaluation of significant accounting estimates. These procedures have been undertaken to form an opinion whether, in all material respects, the financial report is presented fairly in accordance with the accounting policies described in Note 1, so as to present a view which is consistent with our understanding of the company’s financial position, and performance as represented by the results of its operations and its cash flows. These policies do not require the application of all Accounting Standards and other mandatory professional reporting requirements to the extent described in Note 1.

The audit opinion expressed in this report has been formed on the above basis.

Audit opinion

In our opinion, the financial report of ALLTECH ASSOCIATES AUSTRALIA PTY LIMITED is in accordance with:

1.	the Corporations Act 2001, including:

(a)	giving a true and fair view of the company’s financial position as at 31 December, 2001 and of its performance for the year ended on that date in accordance with the accounting policies described in Note 1; and

(b)	complying with Accounting Standards, comprising AASB 1025: Application of the Reporting Entity Concept and Other Amendments and other Accounting Standards to the extent described in Note 1 and the Corporations Regulations; and

2.	other mandatory professional requirements to the extent described in Note 1.

LANCE DOWLE & CO

CHARTERED ACCOUNTANTS

[ILLEGIBLE]
LANCE R DOWLE FCA FTIA JP
Dated: 15-03-2002

ALLTECH ASSOCIATES AUSTRALIA PTY LIMITED A.C.N. 002 463 309

Independent Audit Report

Scope

We have audited the attached financial report, being a special purpose financial report of ALLTECH ASSOCIATES AUSTRALIA PTY LIMITED for the year ended 31 December 2002, comprising the Directors’ Declaration, Statement of Financial Performance, Statement of Financial Position, Statement of Cash Flows, and Notes to the Financial Statements. The company’s directors are responsible for the financial report and have determined that the accounting policies used and described in Note 1 to the financial statements which form part of the financial report are appropriate to meet the requirements of the Corporations Act 2001 and are appropriate to meet the needs of the members. We have conducted an independent audit of the financial report in order to express an opinion on it to the members of ALLTECH ASSOCIATES AUSTRALIA PTY LIMITED. No opinion is expressed as to whether the accounting policies used, and described in Note 1, are appropriate to the needs of the members.

The financial report has been prepared for distribution to members for the purpose of fulfilling the directors’ financial reporting requirements under the Corporations Act 2001. We disclaim any assumption of responsibility for any reliance on this report or on the financial report to which it relates to any person other than the members, or for any purpose other than that for which it was prepared.

Our audit has been conducted in accordance with Australian Auditing Standards. Our procedures included examination, on a test basis, of evidence supporting the amounts and other disclosures in the financial report, and the evaluation of significant accounting estimates. These procedures have been undertaken to form an opinion whether, in all material respects, the financial report is presented fairly in accordance with the accounting policies described in Note 1, so as to present a view which is consistent with our understanding of the company’s financial position, and performance as represented by the results of its operations and its cash flows. These policies do not require the application of all Accounting Standards and other mandatory professional reporting requirements in Australia.

The audit opinion expressed in this report has been formed on the above basis.

Audit opinion

In our opinion, the financial report of ALLTECH ASSOCIATES AUSTRALIA PTY LIMITED is in accordance with:

1.	the Corporations Act 2001, including:

(a)	giving a true and fair view of the company’s financial position as at 31 December, 2002 and of its performance for the year ended on that date in accordance with the accounting policies described in Note 1; and

(b)	complying with Accounting Standards in Australia to the extent described in Note 1 and complying with the Corporations Regulations 2001; and

2.	other mandatory professional reporting requirements in Australia to the extent described in Note 1.

LANCE DOWLE & CO
CHARTERED ACCOUNTANTS

LANCE R DOWLE FCA FTIA JP
Dated:

Sawamura & Co.
Certified Public Accountants
Maruoka Bldg. 3-6, Kagurazaka,
Shinjuku-ku, Tokyo, 162-0825 Japan
TEL: 81-3-3269-8801
FAX: 81-3-5261-2782

Audit Report

We have audited the accompanying balance sheets of Alltech Japan Inc. as of December 31, 2001, and the related statements of income and retained earnings, cash flows for the year then ended, in accordance with standards generally accepted in the United States. All information included in these financial statements is the representation of the management of Alltech Japan Inc.

We conducted our audits in accordance with auditing standards generally accepted in the United States, Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion. based on our audits, the accompanying financial statements present fairly, in all material respects, the financial position of the Alltech Japan Inc. as of December 31, 2001 and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

SAWAMURA & CO.

Tokyo, Japan

February 26, 2002

Sawamura & Co.
Certified Public Accountants
Maruoka Bldg. 3-6, Kagurazaka,
Shinjuku-ku, Tokyo, 162-0825 Japan
TEL: 81-3-3269-8801
FAX: 81-3-5261-2782

Audit Report

To the Board of Directors of

Alltech Japan Inc.

We have audited the accompanying balance sheets of Alltech Japan Inc. as of December 31, 2001 and 2002, and the related statements of income and retained earnings, cash flows for the year then ended, in accordance with accounting standards generally accepted in the United States. All information included in these financial statements are the representation of the management of Alltech Japan Inc.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the accompanying financial statements present fairly, in all material respects, the financial position of Alltech Japan Inc. as of December 31, 2001 and 2002 and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/    KAZUHIRO MARUMORI

Kazuhiro Marumori, C.P.A.

Partner

Sawamura & Co.

Tokyo, Japan

February 21, 2003

67

[GRAPHIC APPEARS HERE]	Certified Public Accountants	Phone : 852 2956 1188
	10/F Tower 2, The Gateway	Fax : 852 2956 0118
25-27 Canton Road
Kowloon, Hong Kong

REPORT OF THE AUDITORS

To the members

Alltech-Applied Science Labs (HK) Limited

(Incorporated in Hong Kong with limited liability)

We have audited the financial statements on pages 3 to 10 which have been prepared in accordance with accounting principles generally accepted in Hong Kong.

Respective responsibilities of directors and auditors

The Companies Ordinance requires the directors to prepare financial statements which give a true and fair view. In preparing financial statements which give a true and fair view it is fundamental that appropriate accounting policies are selected and applied consistently. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

Basis of opinion

We conducted our audit in accordance with Statements of Auditing Standards issued by the Hong Kong Society of Accountants. An audit includes an examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance as to whether the financial statements are free from material misstatement. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Opinion

In our opinion the financial statements give a true and fair view of the state of affairs of the Company as at 31 December 2000 and of its profit for the year then ended and have been properly prepared in accordance with the Companies Ordinance.

[ILLEGIBLE]

Hong Kong

12 February 2001

2

[GRAPHIC APPEARS HERE]	10/F Tower 2, The Gateway
25-27 Canton Road
Kowloon, Hong Kong
Phone: (852) 2956 1188
Fax: (852) 2956 0118
www.ey.com/china

REPORT OF THE AUDITORS

To the members

Alltech-Applied Science Labs (HK) Limited

(Incorporated in Hong Kong with limited liability)

We have audited the financial statements on pages 3 to 10 which have been prepared in accordance with accounting principles generally accepted in Hong Kong.

Respective responsibilities of directors and auditors

The Companies Ordinance requires the directors to prepare financial statements which give a true and fair view. In preparing financial statements which give a true and fair view it is fundamental that appropriate accounting policies are selected and applied consistently. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

Basis of opinion

We conducted our audit in accordance with Statements of Auditing Standards issued by the Hong Kong Society of Accountants. An audit includes an examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance as to whether the financial statements are free from material misstatement. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Opinion

In our opinion the financial statements give a true and fair view of the state of affairs of the Company as at 31 December 2001 and of its profit for the year then ended and have been properly prepared in accordance with the Companies Ordinance.

[ILLEGIBLE]

Hong Kong

5 February 2002

2

[GRAPHICS APPEARS HERE]	■	10 Harcourt Road	■	Phone :	(852) 2846 9888
		Central, Hong Kong Phone : (852) 2846 9888 Fax : (852) 2868 4432 wwwey com/china		Fax :	(852) 2868 4432

Exhibit B

REPORT OF THE AUDITORS

To the members

Alltech-Applied Science Labs (HK) Limited

(Incorporated in Hong Kong with limited liability)

We have audited the financial statements on pages 3 to 12 which have been prepared in accordance with accounting principles generally accepted in Hong Kong.

Respective responsibilities of directors and auditors

The Companies Ordinance requires the directors to prepare financial statements which give a true and fair view. In preparing financial statements which give a true and fair view it is fundamental that appropriate accounting policies are selected and applied consistently. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

Basis of opinion

We conducted our audit in accordance with Statements of Auditing Standards issued by the Hong Kong Society of Accountants. An audit includes an examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance as to whether the financial statements are free from material misstatement. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Opinion

In our opinion the financial statements give a true and fair view of the state of affairs of the Company as at 31 December 2002 and of its profit for the year then ended and have been properly prepared in accordance with the Companies Ordinance.

/s/ [ILLEGIBLE]

Hong Kong

27 February 2003

2

[LOGO OF HUMBERTO BARCENA BAZAN]

HUMBERTO BARCENA BAZAN

CONTADOR PUBLICO

H. CONSEJO DE ADMINISTRACION DE LA COMPAÑÍA

ALLTECH Y APLIED SCIENCE PARA MEXICO, S.A. DE C.V.

HE EXAMINADO EL BALANCE GENERAL DE LA COMPAÑÍA ALLTECH Y APLIED SCIENCE PARA MEXICO, S.A. DE C.V., AL 31 DE DICIEMBRE DEL 2001 Y SU CORRESPONDIENTE ESTADO DE RESULTADOS POR EL EJERCICIO QUE TERMINO EN ESTA FECHA, EFECTUE MI EXAMEN DE ACUERDO CON LAS NORMAS DE AUDITORIA GENERALMENTE ACEPTADAS, Y EN CONSECUENCIA HICE PRUEBAS DE LA DOCUMENTACION, DE LOS LIBROS Y REGISTROS DE CONTABILIDAD Y APLIQUE OTROS PROCEDIMIENTOS DE AUDITORIA QUE CONSIDERE NECESARIOS EN LA CIRCUNSTANCIA.

EN MI OPINION EL BALANCE GENERAL Y EL ESTADO DE RESULTADOS QUE LE ES RELATIVO, PRESENTAN RAZONABLEMENTE LA SITUACION FINANCIERA DE LA COMPAÑÍA ALLTECH Y APLIED SCIENCE PARA MEXICO, S.A. DE C.V. AL 31 DE DICIEMBRE DEL 2001 Y LOS RESULTADOS DE SUS OPERACIONES POR EL AÑO TERMINADO EN ESA FECHA DE ACUERDO CON PRINCIPIOS DE CONTABILIDAD GENERALMENTE ACEPTADOS, LOS CUALES FUERON APLICADOS SOBRE BASES SEMEJANTES A LAS DEL AÑO ANTERIOR.

EL PRESENTE DICTAMEN SE EMITE UNICA Y EXCLUSIVAMENTE PARA FINES ADMINISTRATIVOS Y FINANCIEROS.

[ILLEGIBLE]

C.P. HUMBERTO BARCENA BAZAN

CED. PROF. 222271

REG. AGAFF. 2353

1.

[LOGO OF DESPACHO MERCADO IBARRA S.C.]

H. Asamblea de accionistas de

ALLTECH Y APLIED SCIENCE PARA MEXICO, S.A. DE C.V.

Hemos examinado el estado de situaión financiera de ALLTECH Y APLIED SCIENCE PARA MEXICO, S.A. DE C.V., al 31 de diciembre de 2002 y los estados de resultados, de variaciones en el capital contable y de cambios en la situación financiera que le son relativos por el año terminado en esa fecha. Dichos estados financieros son responsabilidad de la administración de la Compañía. Nuestra responsabilidad consiste en expresar una opinión sobre los mismos, con base en nuestra auditoría.

Nuestro examen fue realizado de acuerdo con las normas de auditoría generalmente aceptadas, las cuales requieren que la auditoría sea planeada y realizada de tal manera que permita obtener una seguridad razonable de que los estados financieros no contienen errores importantes, y de que están preparados de acuerdo con los principios de contabilidad generalmente aceptados. La auditoría consiste en el examen, con base en pruebas selectivas, de la evidencia que respalda las cifras y revelaciones de los estados finacieros; asimismo, incluye la evaluación de los principios de contabilidad utilizados, de las estimaciones significativas efectuadas por la administración y de la evaluación de la presentación de los estados financieros tomados en su conjunto. Consideramos que nuestro examen proporciona una base razonable para sustentar nuestra opinion.

Como se menciona en la nota B-1, los estados financieros adjuntos están valuados a costo histórico original y no reconocen los efectos de la inflación, lo que afecta principalmente al valor de los activos fijos y depreciaciones, el capital contable, la ganancia ó pérdida montaria y que no se expresen todas las cifras de los estados financieros adjuntos a pesos de poder adquisitivo al 31 de diciembre de 2002.

[GRAPHICS APPEARS HERE]	■	Certified Public Accountants	■	Phone :	852 2956 1188
		10/F Tower 2, The Gateway 25-27 Canton Road Kowloon, Hong Kong		Fax :	852 2956 0118

REPORT OF THE AUDITORS

To the members

Alltech Scientific (China) Limited

(Formerly known as Alltech Scientific (China) Limited

(Incorporated in Hong Kong with limited liability)

We have audited the financial statements on pages 3 to 10 which have been prepared in accordance with accounting principles generally accepted in Hong Kong.

Respective responsibilities of directors and auditors

The Companies Ordinance requires the directors to prepare financial statements which give a true and fair view. In preparing financial statements which give a true and fair view it is fundamental that appropriate accounting policies are selected and applied consistently. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

Basis of opinion

We conducted our audit in accordance with Statements of Auditing Standards issued by the Hong Kong Society of Accountants. An audit includes an examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance as to whether the financial statements are free from material misstatement. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Opinion

In our opinion the financial statements give a true and fair view of the state of affairs of the Company as at 31 December 2000 and of its loss for the year then ended and have been properly prepared in accordance with the Companies Ordinance.

/s/ [ILLEGIBLE]

Hong Kong

12 February 2001

■ 15/F Hutchison House, 10 Harcourt Road, Central, Hong Kong

2

[GRAPHIC APPEARS HERE]	■	10/F Tower 2, The Gateway 25-27 Canton Road Kowloon, Hong Kong Phone: (852) 2956 1188 Fax: (852) 2956 0118 www.ey.com/china	■

REPORT OF THE AUDITORS

To the members

Alltech Scientific (China) Limited

(Incorporated in Hong Kong with limited liability)

We have audited the financial statements on pages 3 to 10 which have been prepared in accordance with accounting principles generally accepted in Hong Kong.

Respective responsibilities of directors and auditors

The Companies Ordinance requires the directors to prepare financial statements which give a true and fair view. In preparing financial statements which give a true and fair view it is fundamental that appropriate accounting policies are selected and applied consistently. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

Basis of opinion

We conducted our audit in accordance with Statements of Auditing Standards issued by the Hong Kong Society of Accountants. An audit includes an examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance as to whether the financial statements are free from material misstatement. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Opinion

In our opinion the financial statements give a true and fair view of the state of affairs of the Company as at 31 December 2001 and of its loss for the year then ended and have been properly prepared in accordance with the Companies Ordinance.

/s/ [ILLEGIBLE]

Hong Kong

5 February 2002

2

[GRAPHIC APPEARS HERE]	■	15/F Hutchinson House	■
10 Harcourt Road
Central, Hong Kong
Phone: (852) 2846 9888
Fax: (852) 2868 4432
www.ey.com/china

REPORT OF THE AUDITORS

To the members

Alltech Scientific (China) Limited

(Incorporated in Hong Kong with limited liability)

We have audited the financial statements on pages 3 to 11 which have been prepared in accordance with accounting principles generally accepted in Hong Kong.

Respective responsibilities of directors and auditors

The Companies Ordinance requires the directors to prepare financial statements which give a true and fair view. In preparing financial statements which give a true and fair view it is fundamental that appropriate accounting policies are selected and applied consistently. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

Basis of opinion

We conducted our audit in accordance with Statements of Auditing Standards issued by the Hong Kong Society of Accountants. An audit includes an examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance as to whether the financial statements are free from material misstatement. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Opinion

In our opinion the financial statements give a true and fair view of the state of affairs of the Company as at 31 December 2002 and of its profit for the year then ended and have been properly prepared in accordance with the Companies Ordinance.

/s/ [ILLEGIBLE]

Hong Kong

27 February 2003

2

Bedrijfsrevisoren	Fax: +32 (0)9 242 51 51
Reviseurs d’Entreprises
Moutstraat 54
B-9000 Gent

Alltech Associates Inc, Belgian Branch

Commercial register n° 0059898

VAT 438.274.308

Brandstraat 12

9160 Lokeren

Belgium

INDEPENDENT AUDITORS’ REPORT

We have performed a full scope audit of the Belgian branch of Alltech Associates Inc. Our full scope audit relates to the figures of the Belgian branch as reported on the attached balance sheets as of December 31, 2002, 2001 and 2000 and the income statements for the years ended December 31, 2002, 2001 and 2000.

In our opinion, the attached balance sheets and income statements of Alltech Associates Inc., Belgian branch presents a true and fair view of the branche’s financial position as at December 31, 2002, 2001 and 2000 and of the results for the years ended December 31, 2002, 2001 and 2000 and is suitable for inclusion in the consolidated accounts of Alltech Associates Inc.

Ghent, Belgium

June 13, 2003

Ernst & Young Bedrijfsrevisoren BCV (B-160)

Represented by

/s/ Jean-Pierre Romont

Jean-Pierre Romont

Partner

Attachments :	Balancesheets as of December 31, 2002, 2001 and 2000 and the income statements for the years ended December 31, 2002, 2001 and 2000.

■	Burgerlijke vennootschap die de rechtsvorm van een coöperatieve vennootschap met beperkte aansprakelijkheid heeft aangenomen
Société civile ayant emprunté la forme d’une société coopérative á responsabilité limitée
R.B.V. Brussel—R.S.C. Bruxelles 2131—B.T.W.—T.V.A. BE 446.334.711
Bank—Artesia—Banque 551-4009200-65—BBL 310-1231371-42
Bank—Fortis—Banque 210-0905900-69—KBC 435-0317791-02

ITEM 14.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND

FINANCIAL DISCLOSURE.

In connection with its audit for the 2002 fiscal year and through March 31, 2003 there were no disagreements between the Company and Altschuler, Melvoin and Glasser LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Altschuler, Melvoin and Glasser LLP, would have caused them to make reference to the subject matter of the disagreement or disagreements in their reports on the financial statements.

77

ITEM 15

FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements

1.	Alltech International Holdings, Inc. Consolidated Financial Statements for year ended December 31, 2000, 2001 and 2002 and the three months ended March 31, 2003 and 2002 are previously included herein in Item 13.
2.	Alltech International Holdings, Inc. Independent Auditors’ Report previously included herein in Item 13.
3.	Alltech International Holdings, Inc. Independent Auditors Report on Schedules is previously included herein in Item 13.
4.	Alltech France Auditors Report for year ended December 31, 2002, previously included herein in Item 13.
5.	Alltech Associates Applied Science Limited Independent Auditors Report to the Shareholders of Alltech Associates Applied Science Limited for year ended December 31, 2000, is previously included herein in Item 13.
6.	Alltech Associates Applied Science Limited Independent Auditors Report to the Shareholders of Alltech Associates Applied Science Limited for year ended December 31, 2001, is previously included herein in Item 13.
7.	Alltech Associates Applied Science Limited Independent Auditors Report to the Shareholders of Alltech Associates Applied Science Limited for year ended December 31, 2002, is previously included herein in Item 13.
8.	Alltech Italia S.r.l. Report of Independent Auditors for year ended December 31, 2002.
9.	NZ Alltech Inc. Auditors Report for year ended December 31, 2000, is previously included herein in Item 13.
10.	NZ Alltech Inc. Auditors Report for year ended December 31, 2001, is previously included herein in Item 13.
11.	NZ Alltech Inc. Auditors Report for year ended December 31, 2002, is previously included herein in Item 13.
12.	Alltech Associates Australia Pty Limited Audit Report to the Members for year ended December 31, 2000, is previously included herein in Item 13.
13.	Alltech Associates Australia Pty Limited Audit Report for year ended December 31, 2001, is previously included herein in Item 13.

14.	Alltech Associates Australia Pty Limited Audit Report for year ended December 31, 2002, is previously included herein in Item 13.
15.	Alltech Japan Inc. Audit Report for year ended December 31, 2001, is previously included herein in Item 13.
16.	Alltech Japan Inc. Audit Report for year ended December 31, 2002, is previously included herein in Item 13.
17.	Alltech-Applied Science Labs (HK) Limited Report of Auditors for year ended December 31, 2000, is previously included herein in Item 13.
18.	Alltech-Applied Science Labs (HK) Limited Report of Auditors for year ended December 31, 2001, is previously included herein in Item 13.
19.	Alltech-Applied Science Labs (HK) Limited Report of Auditors for year ended December 31, 2002, is previously included herein in Item 13.
20.	H. Consejo de Administracion de la Compania Alltech y Applied Science para Mexico, S.A. DE C.V. for 12/31/00 and 12/31/01, is previously included herein in Item 13.
21.	H. Asamblea de accionistas de Alltech y Applied Science para Mexico, S.A. DE C.V. for 12/31/2002, is previously included herein in Item 13.
22.	Alltech Scientific (China) Limited Report of the Auditors for year ended December 31, 2000, is previously included herein in Item 13.
23.	Alltech Scientific (China) Limited Report of the Auditors for year ended December 31, 2001, is previously included herein in Item 13.
24.	Alltech Scientific (China) Limited Report of the Auditors for year ended December 31, 2002, is previously included herein in Item 13.
25.	Alltech Associates Inc., Belgian Branch Independent Auditors Report for year ended December 31, 2000, December 31, 2001 and December 31, 2002, is previously included herein in Item 13.

(b) Exhibits

2.1	Stock Exchange Agreement dated January 1, 2003 between Alltech Associates, Inc. and the shareholders of Alltech Associates, Inc.

2.2	Plan of Share Exchange of Alltech Associates, Inc. for stock of Alltech International Holdings, Inc. between Alltech Associates, Inc. and Alltech International Holdings, Inc.

2.3	Stock Exchange Agreement dated December 31, 2002 between Alltech Associates, Inc., Richard Dolan and the Richard A. Dolan Trust.

2.4	Agreement and Plan of Organization dated January 1, 2003 between U.S. Consolidated Industries, Inc. and Alltech International Holdings, Inc.

3.1	Certificate of Incorporation of Alltech International Holdings, Inc., a Delaware corporation dated October 31, 2002.

3.2	Certificate of Merger of U.S. Consolidated Industries, Inc. and Alltech International Holdings, Inc. dated January 2, 2003 filed with the State of Delaware.

3.3	Articles of Merger of U.S. Consolidated Industries, Inc. and Alltech International Holdings, Inc. dated January 2, 2003 filed with the State of Utah.

3.4	Articles of Merger Consolidation or Exchange between Alltech Associates, Inc. and Alltech International Holdings, Inc. dated January 3, 2003 filed with the State of Illinois.

3.5	By-Laws of Alltech International Holdings, Inc.

4.1	Specimen of Common Stock Certificate

10.1	Loan and Security Agreement with American National Bank and Trust Company of Chicago dated July 31, 2000.

10.2	Intercreditor (Subordination Agreement) with American National Bank and Trust Company of Chicago dated July 31, 2000.

10.3	Amendment to Loan and Security Agreement with American National Bank and Trust Company of Chicago dated September 21, 2000

10.4	Continuing Security Agreement with American National Bank and Trust Company of Chicago dated May 30, 2002.

10.5	Subordination Agreement with American National Bank and Trust Company of Chicago dated May 30, 2002.

10.6	Credit Agreement with American National Bank and Trust Company of Chicago dated May 30, 2002.

10.7	Line of Credit Note with American National Bank and Trust Company of Chicago dated May 30, 2003.

10.8	Amendment to Security and Loan Agreement with American National Bank and Trust Company of Chicago dated May 31, 2001.

10.9	Installment Note (Secured) with American National Bank and Trust Company dated August 15, 2000.

10.10	Amendment to Credit Agreement with Bank One dated December 31, 2002.

10.11	Amendment to Credit Agreement with Bank One dated May 30, 2003.

10.12	Promissory Note with Richard A. Dolan dated May 30, 2002.

10.13	Alltech Associates, Inc. Supplemental Executive Retirement Program Analysis, prepared June 1, 1996.

10.14	Alltech Associates, Inc. Employee’s Profit Sharing Plan and Trust.

10.15	2003 Employee Stock Option Plan

21.1	List of Subsidiaries

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities and Exchange act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ALLTECH INTERNATIONAL HOLDINGS, INC.

By:	/S/ RICHARD KURTZ
Richard Kurtz, President

Date: July 25, 2003